                                                                   EXHIBIT 10.44

================================================================================




                           SECOND AMENDED AND RESTATED
                           RECEIVABLES SALE AGREEMENT



                           DATED AS OF AUGUST 16, 2004



                                      AMONG



                   CROMPTON & KNOWLES RECEIVABLES CORPORATION,
                                 AS THE SELLER,



                              CROMPTON CORPORATION,
                        as the Initial Collection Agent,



                               ABN AMRO BANK N.V.,
                                  AS THE AGENT,



                             THE LIQUIDITY PROVIDERS
                         FROM TIME TO TIME PARTY HERETO,



                                       AND



                          AMSTERDAM FUNDING CORPORATION





================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I             PURCHASES FROM SELLER AND SETTLEMENTS....................1

       Section 1.1.   Sales....................................................1
       Section 1.2.   Interim Liquidations.....................................3
       Section 1.3.   Section of Discount Rates and Tranche Periods............4
       Section 1.4.   Fees and Other Costs and Expenses........................5
       Section 1.5.   Maintenance of Sold Interest; Deemed Collection..........5
       Section 1.6.   Reduction in Commitments.................................6
       Section 1.7.   Repurchases..............................................6
       Section 1.8.   Assignment of Purchase Agreements........................7
       Section 1.9.   Extension of Liquidity Termination Date..................7

ARTICLE II            SALES TO AND FROM AMSTERDAM; ALLOCATIONS.................7

       Section 2.1.   Required Purchases from Amsterdam........................7
       Section 2.2.   Purchases by Amsterdam...................................8
       Section 2.3.   Allocations and Distributions............................8

ARTICLE III           ADMINISTRATION AND COLLECTIONS..........................10

       Section 3.1.   Appointment of Collection Agent.........................10
       Section 3.2.   Duties of Collection Agent..............................10
       Section 3.3.   Reports.................................................11
       Section 3.4.   Lock-Box Arrangements...................................11
       Section 3.5.   Enforcement Rights......................................11
       Section 3.6.   Collection Agent Fee....................................12
       Section 3.7.   Responsibilities of the Seller..........................12
       Section 3.8.   Actions by Seller.......................................12
       Section 3.9.   Indemnities by the Collection Agent.....................13
       Section 3.10.  Exchange Agent; Currency Conversion.....................14

ARTICLE IV            REPRESENTATIONS AND WARRANTIES..........................14

       Section 4.1.   Representations and Warranties..........................14

ARTICLE V             COVENANTS...............................................16

       Section 5.1.   Covenants of the Seller.................................16

ARTICLE VI            INDEMNIFICATION.........................................21

       Section 6.1.   Indemnities by the Seller...............................21
       Section 6.2.   Increased Cost and Reduced Return.......................23
       Section 6.3.   Other Costs and Expenses................................23

       Section 6.4.   Withholding Taxes.......................................24
       Section 6.5.   Payments and Allocations................................24

ARTICLE VII           CONDITIONS PRECEDENT....................................24

       Section 7.1.   Conditions to Closing...................................24
       Section 7.2.   Conditions to Each Purchase.............................25

ARTICLE VIII          THE AGENT...............................................25

       Section 8.1.   Appointment and Authorization...........................25
       Section 8.2.   Delegation of Duties....................................26
       Section 8.3.   Exculpatory Provisions..................................26
       Section 8.4.   Reliance by Agent.......................................26
       Section 8.5.   Assumed Payments........................................26
       Section 8.6.   Notice of Termination Events............................26
       Section 8.7.   Non-Reliance on Agent and Other Purchasers..............27
       Section 8.8.   Agent and Affiliates....................................27
       Section 8.9.   Indemnification.........................................27
       Section 8.10.  Successor Agent.........................................27

ARTICLE IX            MISCELLANEOUS...........................................28

       Section 9.1.   Termination.............................................28
       Section 9.2.   Notices.................................................28
       Section 9.3.   Payments and Computations...............................28
       Section 9.4.   Sharing of Recoveries...................................29
       Section 9.5.   Right of Setoff.........................................29
       Section 9.6.   Amendments..............................................29
       Section 9.7.   Waivers.................................................30
       Section 9.8.   Successors and Assigns; Participations; Assignments.....30
       Section 9.9.   Intended Tax Characterization...........................32
       Section 9.10.  Waiver of Confidentiality...............................32
       Section 9.11.  Confidentiality of Agreement............................32
       Section 9.12.  Agreement Not to Petition...............................32
       Section 9.13.  Excess Funds............................................33
       Section 9.14.  No Recourse.............................................33
       Section 9.15.  Limitation of Liability.................................33
       Section 9.16.  Headings; Counterparts..................................33
       Section 9.17.  Cumulative Rights and Severability......................33
       Section 9.18.  Governing Law; Submission to Jurisdiction...............34
       Section 9.19.  WAIVER OF TRIAL BY JURY.................................34
       Section 9.20.  Entire Agreement........................................34
       Section 9.21.  Elimination of Enhancer.................................34
       Section 9.22.  Original Agreement......................................34

Signature.....................................................................35

SCHEDULES      DESCRIPTION

Schedule I      Definitions
Schedule II     Liquidity Providers and Commitments of Committed Purchasers

EXHIBITS       DESCRIPTION

Exhibit A       Form of Incremental Purchase Request
Exhibit B       Form of Notification of Assignment from the Committed
                Purchasers to Amsterdam
Exhibit C-1     Form of Periodic Report
Exhibit C-2     Form of Weekly Report
Exhibit C-3     Form of Daily Report
Exhibit D       Addresses and Names of Seller and Originator
Exhibit E       Subsidiaries
Exhibit F       Lock-Boxes and Lock-Box Banks
Exhibit G       Form of Lock-Box Letter
Exhibit H       Compliance Certificate
Exhibit I       Credit and Collection Policy

                           SECOND AMENDED AND RESTATED
                           RECEIVABLES SALE AGREEMENT

         THIS SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT, dated as of August 16, 2004, among Crompton & Knowles Receivables Corporation, a Delaware corporation, as Seller (the "Seller"), Crompton Corporation, a Delaware corporation, as the initial Collection Agent (the "Initial Collection Agent"), ABN AMRO Bank N.V., as agent for the Purchasers (the "Agent"), the liquidity providers party hereto (the "Liquidity Providers") and Amsterdam Funding Corporation ("Amsterdam"). Certain capitalized terms used herein, and certain rules of construction, are defined in Schedule I. The sole initial Liquidity Provider and the Commitments of all Committed Purchasers are listed on Schedule II.

                              PRELIMINARY STATEMENT

         The Seller, Initial Collection Agent, Amsterdam, ABN AMRO Bank N.V., as provider of the Program LOC (the "Enhancer"), the Liquidity Provider and the Agent are parties to an Amended and Restated Receivables Sale Agreement, dated as of January 18, 2002 (as amended, modified or supplemented prior to the date hereof, the "Original Agreement"); and

         Subject to and upon the terms and conditions set forth herein, the parties desire to remove the Enhancer, remove Crompton Europe B.V. and Crompton B.V. as Originators hereunder and to amend and restate the Original Agreement in the form of this Agreement. This Agreement amends and replaces in its entirety the Original Agreement and, from and after the date hereof, all references made to the Original Agreement in any Transaction Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                                    ARTICLE I
                      PURCHASES FROM SELLER AND SETTLEMENTS

         Section 1.1. Sales.

         (a) The Sold Interest. Subject to the terms and conditions hereof, the Seller may, from time to time before the Liquidity Termination Date, sell to Amsterdam, or, only if Amsterdam declines to make the applicable purchase, ratably to the Committed Purchasers an undivided percentage ownership interest in the Receivables and all related Collections. Any such purchase (a "Purchase") shall be made by each relevant Purchaser remitting funds to the Seller, through the Agent, pursuant to Section 1.1(c) or by the Collection Agent remitting Collections to the Seller pursuant to Section 1.1(d). The aggregate percentage ownership interest so acquired by a Purchaser in the Receivables and related Collections (its "Purchase Interest") shall equal at any time the following quotient:

                            I            +        PRP
                       -----------
                           ER

where:

            I     =   the outstanding Investment of such Purchaser at such time;

            ER    =   the Eligible Receivables Balance at such time; and

            PRP   =   the Purchaser Reserve Percentage at such time.

Except during a Liquidation Period for a Purchaser, such Purchaser's Purchase Interest will change whenever its Investment, its Purchaser Reserve Percentage or the Eligible Receivables Balance changes. During a Liquidation Period for a Purchaser its Purchase Interest shall remain constant, except for redeterminations to reflect Investment acquired from or transferred to another Purchaser hereunder or under the Transfer Agreement. The sum of all Purchasers' Purchase Interests at any time is referred to herein as the "Sold Interest", which at any time is the aggregate percentage ownership interest then held by the Purchasers in the Receivables and Collections.

         (b) Amsterdam Purchase Option and Other Purchasers' Commitments. Subject to Section 1.1(d) concerning Reinvestment Purchases, at no time will Amsterdam have any obligation to make a Purchase. Each Liquidity Provider (together the "Committed Purchasers" and each a "Committed Purchaser") severally hereby agrees, subject to Section 7.2 and the other terms and conditions hereof, to make Purchases before the Liquidity Termination Date, based on its Ratable Share of each Purchase by the Committed Purchasers, to the extent its Investment would not thereby exceed its Commitment, the Aggregate Investment would not thereby exceed the Purchase Limit, and the Matured Aggregate Investment would not thereby exceed the Aggregate Commitments. Each Purchaser's first Purchase and each additional Purchase by such Purchaser not made from Collections pursuant to Section 1.1(d) is referred to herein as an "Incremental Purchase." Each Purchase made by a Purchaser with the proceeds of Collections in which it has a Purchase Interest, which does not increase the outstanding Investment of such Purchaser, is referred to herein as a "Reinvestment Purchase."

         (c) Incremental Purchases. In order to request an Incremental Purchase from a Purchaser, the Seller must provide to the Agent an irrevocable written request (including by telecopier or other facsimile communication) substantially in the form of Exhibit A, by 10:00 a.m. (Chicago time) three Business Days before the requested date (the "Purchase Date") of such Purchase, specifying the requested Purchase Date (which must be a Business Day) and the requested amount (the "Purchase Amount") of such Purchase, which must be in a minimum amount of $1,000,000 and multiples thereof (or, if less, an amount equal to the Maximum Incremental Purchase Amount). An Incremental Purchase may only be requested from Amsterdam unless Amsterdam, in its sole discretion, determines not to make such Incremental Purchase in which case the Seller will automatically be deemed to have requested such Incremental Purchase from the Committed Purchasers. The Agent shall promptly notify the contents of any such request to each Purchaser from which the Purchase is requested. If Amsterdam determines, in its sole discretion, to make the requested Purchase, Amsterdam shall transfer to the Agent's Account the amount of such Incremental Purchase on the requested Purchase Date. If Amsterdam refuses to make a requested Purchase, the Seller shall automatically be deemed to have requested the Incremental Purchase from the Committed Purchasers, subject to Section 7.2 and the other terms and conditions hereof, each Committed Purchaser shall transfer its Ratable Share of the requested Purchase Amount into the Agent's Account by no later than 12:00 noon (Chicago time) on the Purchase Date. The Agent shall transfer to the Designated Account the proceeds of any Incremental Purchase delivered into the Agent's Account.

         (d) Reinvestment Purchases. Unless Amsterdam has provided to the Agent, the Seller, and the Collection Agent a notice still in effect that it no longer wishes to make Reinvestment Purchases (in which case Amsterdam's Reinvestment Purchases, but not those of the Committed Purchasers, shall cease), at any time before the Liquidity Termination Date when no Interim Liquidation is in effect, on each day that any Collections are received by the Collection Agent a Purchaser's Purchase Interest in such Collections shall automatically be used to make a Reinvestment Purchase by such Purchaser, but only to the extent such Reinvestment Purchase would not cause the Purchaser's Investment to increase above the amount of such Investment at the start of the day plus any Incremental Purchases made by the Purchaser on that day. Amsterdam may revoke any notice provided under the first sentence of this Section 1.1(d) by notifying the Agent, the Seller, and the Collection Agent that it will make Reinvestment Purchases.

         (e) Security Interest. To secure all of the Seller's obligations under the Transaction Documents, the Seller hereby grants to the Agent (for the benefit of the Purchasers) a security interest in all of the Seller's rights in the Receivables, the Collections, and the Lock- Box Accounts.

         Section 1.2. Interim Liquidations. (a) Optional. The Seller may at any time direct that Reinvestment Purchases cease and that an Interim Liquidation commence for all Purchasers by giving the Agent and the Collection Agent at least three Business Days' written (including telecopy or other facsimile communication) notice specifying the date on which the Interim Liquidation shall commence and, if desired, when such Interim Liquidation shall cease before the Liquidity Termination Date (identified as a specific date or as when the Aggregate Investment is reduced to a specified amount). If the Seller does not so specify the date on which an Interim Liquidation shall cease, it may cause such Interim Liquidation to cease at any time before the Liquidity Termination Date, subject to Section 1.2(b) below, by notifying the Agent and the Collection Agent in writing (including by telecopy or other facsimile communication) at least three Business Days before the date on which it desires such Interim Liquidation to cease.

         (b) Mandatory. If at any time before the Liquidity Termination Date any condition in Section 7.2 is not fulfilled, the Seller shall immediately notify the Agent and the Collection Agent, whereupon Reinvestment Purchases shall cease and an Interim Liquidation shall commence, which shall only cease upon the Seller confirming to the Agent that the conditions in Section 7.2 are fulfilled.

         Section 1.3. Selection of Discount Rates and Tranche Periods. (a)(1) The provisions of this subsection (a)(1) shall apply to all Investment of Amsterdam funded with commercial paper issued on or before the Agent makes the election described in clause (a)(2) below: All such Investment shall be allocated to one or more Tranches reflecting the Discount Rates at which such Investment accrues Discount and the Tranche Periods for which such Discount Rates apply. All such Investment of Amsterdam shall accrue Discount at the CP Rate. Each CP Tranche shall be in the minimum amount of $1,000,000 and in multiples thereof. All Discount accrued at the CP Rate during a Tranche Period shall be payable by the Seller on the last day of such Tranche Period; (2) At the Agent's option, the Agent may notify the Seller that the provisions of this subsection (a)(2) shall apply to all Investment of Amsterdam funded with Pooled Commercial Paper issued after the Agent delivers a notice to the Seller that it elects to have the provisions of this clause (a)(2) to be applicable to the Investment of Amsterdam: The Seller shall pay Funding Charges with respect to Amsterdam's Purchase Interest for each day that any Investment in respect of such Purchase Interest is outstanding. Each such Purchase Interest will accrue Funding Charges each day based on the Pooled Allocation. On each Settlement Date the Seller shall pay to the Agent (for the benefit of Amsterdam) an aggregate amount equal to all accrued and unpaid Funding Charges in respect of such Purchase Interest for the immediately preceding Discount Period; (3) All Investment of the Committed Purchasers shall be allocated to one or more Tranches reflecting the Discount Rates at which such Investment accrues Discount and the Tranche Periods for which such Discount Rates apply. In each request for an Incremental Purchase from a Committed Purchaser and three Business Days before the expiration of any Tranche Period applicable to any Committed Purchaser's Investment, the Seller may request the Tranche Period(s) to be applicable to such Investment and the Discount Rate(s) applicable thereto. All Investment of the Committed Purchasers may accrue Discount at either the Eurodollar Rate or the Prime Rate, in all cases as established for each Tranche Period applicable to such Investment. Each Tranche shall be in the minimum amount of $1,000,000 and in multiples thereof or, in the case of Discount accruing at the Prime Rate, in any amount of Investment that otherwise has not been allocated to another Tranche Period. Any Investment of the Committed Purchasers not allocated to a Tranche Period shall be a Prime Tranche. During the pendency of a Termination Event, the Agent may reallocate any outstanding Investment of the Committed Purchasers to a Prime Tranche. All Discount accrued on the Investment of the Committed Purchasers during a Tranche Period shall be payable by the Seller on the last day of such Tranche Period or, for a Eurodollar Tranche with a Tranche Period of more than three months, 90 days after the commencement, and on the last day, of such Tranche Period.

         (b) The Agent shall allocate the Investment of Amsterdam to Tranche Periods in its sole discretion. If, by the time required in Section 1.3(a), the Seller fails to select a Discount Rate or Tranche Period for any Investment of the Committed Purchasers, such amount of Investment shall automatically accrue Discount at the Prime Rate for a three Business Day Tranche Period. Any Investment purchased from Amsterdam pursuant to the Transfer Agreement shall accrue Discount at the Prime Rate and have an initial Tranche Period of three Business Days.

         (c) If the Agent or any Committed Purchaser determines (i) that maintenance of any Eurodollar Tranche would violate any applicable law or regulation, (ii) that deposits of a type and maturity appropriate to match fund any of such Purchaser's Eurodollar Tranches are not available or (iii) that the maintenance of any Eurodollar Tranche will not adequately and fairly reflect the cost of such Purchaser of funding Eurodollar Tranches, then the Agent, upon the direction of such Purchaser, shall suspend the availability of, and terminate any outstanding, Eurodollar Tranche so affected. All Investment allocated to any such terminated Eurodollar Tranche shall be reallocated to a Prime Rate Tranche.

         Section 1.4. Fees and Other Costs and Expenses. (a) The Seller shall pay to the Agent for the ratable benefit of the Liquidity Providers, such amounts as agreed to with the Liquidity Providers and the Agent in the Fee Letter.

         (b) If the amount of Investment allocated to any CP or Eurodollar Tranche is reduced before the last day of its Tranche Period, or if a requested Incremental Purchase at the Eurodollar Rate does not take place on its scheduled Purchase Date, the Seller shall pay the Early Payment Fee to each Purchaser that had its Investment so reduced or scheduled Purchase not made.

         (c) Investment shall be payable solely from Collections and from amounts payable under Sections 1.5, 1.7 and 6.1 (to the extent amounts paid under Section 6.1 indemnify against reductions in or non-payment of Receivables). The Seller shall pay, as a full recourse obligation, all other amounts payable hereunder, including, without limitation, all Discount, fees described in clauses (a) and (b) above and amounts payable under Article VI.

         Section 1.5. Maintenance of Sold Interest; Deemed Collection. (a) General. If at any time before the Liquidity Termination Date the Eligible Receivables Balance is less than the sum of the Aggregate Investment (or, if a Termination Event exists, the Matured Aggregate Investment) plus the Aggregate Reserve, the Seller shall pay to the Agent an amount equal to such deficiency for application to reduce the Investments of the Purchasers ratably in accordance with the principal amount of their respective Investments, applied first to Prime Tranches and second to the other Tranches with the shortest remaining maturities unless otherwise specified by the Seller. Any amount so applied to reduce Amsterdam's Investment shall be deposited in the Special Transaction Subaccount.

         (b) Deemed Collections. If on any day the outstanding balance of a Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including any adjustment resulting from the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or other similar reason not arising from the financial inability of the Obligor to pay undisputed indebtedness, the Seller shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation. If on any day any representation, warranty, covenant or other agreement of the Seller related to a Receivable is not true or is not satisfied, the Seller shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable. All such Collections deemed received by the Seller under this Section 1.5(b) shall be remitted by the Seller to the Collection Agent in accordance with Section 5.1(i).

         (c) Adjustment to Sold Interest. At any time before the Liquidity Termination Date that the Seller is deemed to have received any Collection under
Section 1.5(b) ("Deemed Collections") that derive from a Receivable that is otherwise reported as an Eligible Receivable, so long as no Liquidation Period then exists, the Seller may satisfy its obligation to deliver such amount to the Collection Agent by instead notifying the Agent that the Sold Interest should be recalculated by decreasing the Eligible Receivables Balance by the amount of such Deemed Collections, so long as such adjustment does not cause the Sold Interest to exceed 100.0%.

         (d) Payment Assumption. Unless an Obligor otherwise specifies or another application is required by contract or law, any payment received by the Seller from any Obligor shall be applied as a Collection of Receivables of such Obligor (starting with the oldest such Receivable) and remitted to the Collection Agent as such.

         Section 1.6. Reduction in Commitments. The Seller may, upon thirty days' notice to the Agent, reduce the Aggregate Commitment in increments of $1,000,000, so long as the Aggregate Commitment at all times equals at least the outstanding Matured Aggregate Investment. Each such reduction in the Aggregate Commitment shall reduce the Commitment of each Committed Purchaser in accordance with its Ratable Share and shall ratably reduce the Purchase Limit so that the Aggregate Commitment remains at least 102% of the Purchase Limit.

         Section 1.7. Repurchases. (a) Optional. At any time that the Aggregate Investment is less than 10% of the Aggregate Commitment in effect on the date hereof, the Seller may, upon thirty days' notice to the Agent, repurchase the entire Sold Interest from the Purchasers at a price equal to the outstanding Matured Aggregate Investment and all other amounts then owed hereunder.

         (b) Mandatory. If at any time before the Liquidity Termination Date the Sold Interest exceeds 100.0%, unless the Seller remedies the situation by satisfying its obligations under Section 1.5(a), any Purchaser may direct that all Purchasers ratably reassign to the Seller, without recourse, representation or warranty, a portion of the Purchase Interest of each Purchaser so that the Sold Interest does not exceed 100.0%. The Seller shall purchase such reassigned Purchase Interests at a purchase price equal to the Matured Value of the Investment so reassigned by each Purchaser.

         Section 1.8. Assignment of Purchase Agreements. The Seller hereby assigns and otherwise transfers to the Agent (for the benefit of the Agent, each Purchaser and any other Person to whom any amount is owed hereunder), all of the Seller's right, title and interest in, to and under each Purchase Agreement. The Seller shall execute, file and record all financing statements, continuation statements and other documents required to perfect or protect such assignment. This assignment includes (a) all monies due and to become due to the Seller from each Originator or the Parent under or in connection with each Purchase Agreement (including fees, expenses, costs, indemnities and damages for the breach of any obligation or representation related to such agreement) and (b) all rights, remedies, powers, privileges and claims of the Seller against each Originator or the Parent under or in connection with each Purchase Agreement. All provisions of each Purchase Agreement shall inure to the benefit of, and may be relied upon by, the Agent, each Purchaser and each such other Person. At any time that a Termination Event has occurred and is continuing, the Agent shall have the sole right to enforce the Seller's rights and remedies under each Purchase Agreement to the same extent as the Seller could absent this assignment, but without any obligation on the part of the Agent, any Purchaser or any other such Person to perform any of the obligations of the Seller under each Purchase Agreement (or any of the promissory notes executed thereunder). All amounts distributed to the Seller under each Purchase Agreement from Receivables sold to the Seller thereunder shall constitute Collections hereunder and shall be applied in accordance herewith.

         Section 1.9. Extension of Liquidity Termination Date. The Seller may advise the Liquidity Providers in writing of its desire to extend the Liquidity Termination Date for an additional period, provided (i) such request is made not more than 120 days prior to, and not less than 90 days prior to, the then current Liquidity Termination Date, and (ii) not more than one such request for the extension of the Liquidity Termination Date may be made in any one calendar year. In the event that the Liquidity Providers are agreeable to such extension, the Agent shall so notify the Seller in writing (it being understood that the Liquidity Providers may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than 45 days prior to the Liquidity Termination Date and the Seller and the Liquidity Providers shall enter into such documents as the Liquidity Providers may deem necessary or appropriate to reflect such extension, and all reasonable costs and expenses incurred by the Liquidity Providers in connection therewith (including reasonable attorneys' fees) shall be paid by the Seller. The Liquidity Providers shall be deemed to have refused to grant the requested extension in the event the Agent shall fail to so notify the Seller of their agreement to such an extension.


                                   ARTICLE II
                    SALES TO AND FROM AMSTERDAM; ALLOCATIONS

         Section 2.1. Required Purchases from Amsterdam. (a) Amsterdam may, at any time, sell to the Committed Purchasers pursuant to the Transfer Agreement any percentage designated by Amsterdam of Amsterdam's Investment and its related Amsterdam Settlement (each, a "Put").

         (b) Any portion of Amsterdam's Investment and related Amsterdam Settlement purchased by a Committed Purchaser shall be considered part of such Purchaser's Investment and related Amsterdam Settlement from the date of the relevant Put. Immediately upon any purchase by the Committed Purchasers of any portion of Amsterdam's Investment, the Seller shall pay to the Agent (for the ratable benefit of such Purchasers) an amount equal to the sum of (i) the Assigned Amsterdam Settlement and (ii) all unpaid Discount owed to Amsterdam (whether or not then due) to the end of each applicable Tranche Period to which any Investment being Put has been allocated, (iii) all accrued but unpaid fees (whether or not then due) payable to Amsterdam in connection herewith at the time of such purchase and (iv) all accrued and unpaid costs, expenses and indemnities due to Amsterdam from the Seller in connection herewith.

         (c) The proceeds from each Put received by Amsterdam (other than amounts described in clauses (iii) and (iv) of the last sentence of Section 2.1(b)), shall be transferred into the Special Transaction Subaccount and used solely to pay that portion of the outstanding commercial paper of Amsterdam issued to fund or maintain the Investment of Amsterdam so transferred. Until used to pay CP Notes, all proceeds of any Put pursuant to this Section shall be invested in Permitted Investments. All earnings on such Permitted Investments shall be promptly remitted to the Seller.

         Section 2.2. Purchases by Amsterdam. Amsterdam may at any time deliver to the Agent and each Committed Purchaser a notification of assignment in substantially the form of Exhibit B. If Amsterdam delivers such notice, each Committed Purchaser shall sell to Amsterdam and Amsterdam shall purchase in full from each Committed Purchaser, the Investment of the Committed Purchasers on the last day of the relevant Tranche Periods, at a purchase price equal to such Investment plus accrued and unpaid Discount thereon. Any sale from any Committed Purchaser to Amsterdam pursuant to this Section 2.2 shall be without recourse, representation or warranty except for the representation and warranty that the Investment sold by such Committed Purchaser is free and clear of any Adverse Claim created or granted by such Committed Purchaser and that such Purchaser has not suffered a Bankruptcy Event.

         Section 2.3. Allocations and Distributions.

                  (a) Settlement Dates. On the Business Day following each Deposit Date occurring prior to the Liquidity Termination Date (unless an Interim Liquidation is in effect), the Collection Agent shall set aside from Collections the amounts necessary to make all distributions to the Agent, the Purchasers and the Collection Agent required by this Section 2.3(a) with respect to the next succeeding Settlement Date. The balance of such Collections shall be released to the Seller on a daily basis. On each Settlement Date prior to the Liquidity Termination Date (unless an Interim Liquidation is in effect), all Collections so set aside during the preceding Settlement Period shall be applied where applicable by the Collection Agent (or, if the Agent is then in control of any Collections, by the Agent) in the following order:

                   (i) all fees and other amounts due and payable to the Agent;

                  (ii) ratably to the Purchasers, all Funding Charges and Discount due and payable on such date;

                 (iii) ratably to the Purchasers, all other amounts due and payable to the Purchasers under the Transaction Documents;

                  (iv) to the Collection Agent and the Exchange Agent, an amount equal to the Collection Agent Fee due and payable on such date; and

                   (v) to the Seller.

On the last day of each Tranche Period for a Eurodollar Tranche or Prime Tranche, the Collection Agent (or, if the Agent is then in control of any Collections, the Agent) shall pay Discount due and payable to such Committed Purchasers from accounts set aside for such purpose pursuant to Section 3.2(a).

         If any part of the Sold Interest in any Collections is applied to pay any amounts that are recourse obligations of the Seller pursuant to Section 1.4(c) and after giving effect to such application the Sold Interest is greater than 100.0%, the Seller shall pay, as a recourse obligation for distribution as part of the Sold Interest in Collections, to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100.0%.

         (b) Liquidity Termination Date and Interim Liquidations. On each day during any Interim Liquidation and on each day on and after the Liquidity Termination Date, the Collection Agent shall set aside and hold in trust solely for the account of the Agent, for the benefit of the Agent and the Purchasers, (or deliver to the Agent, if so instructed pursuant to Section 3.2(a)) the Sold Interest in all Collections received on such day and such Collections shall be allocated as follows:

                   (i) first, to the Agent until all amounts owed to the Agent have been paid in full;

                  (ii) second, to the Purchasers until all amounts owed to the Purchasers have been paid in full;

                 (iii) third, to any other Person (other than the Seller, the Collection Agent, the Exchange Agent or an Originator) to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full; and

                  (iv) fourth, to the Collection Agent until all amounts owed to the Collection Agent and the Exchange Agent under the Agreement have been paid in full; and

                   (v) fifth, to the Seller.

On the last day of each Tranche Period (unless otherwise instructed by the Agent pursuant to Section 3.2(a)), the Collection Agent shall deposit into the Agent's Account, from such set aside Collections, all amounts allocated to such Tranche Period and all Tranche Periods that ended before such date that are due in accordance with clause (ii) above. No distributions shall be made to pay amounts under clauses (iii) - (v) until sufficient Collections have been set aside to pay all amounts described in clauses (i) and (ii) that may become payable for all outstanding Tranche Periods. All distributions by the Agent shall be made ratably within each priority level in accordance with the respective amounts then due each Person included in such level unless otherwise agreed by the Agent and all Purchasers. If any part of the Sold Interest in any Collections is applied to pay any amounts payable hereunder that are recourse obligations of the Seller pursuant to Section 1.4(c) and after giving effect to such application the Sold Interest is greater than 100.0%, the Seller shall pay, as a recourse obligation for distribution in respect of each applicable Purchaser's Investment as part of the Sold Interest in Collections, to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100.0%.

                                   ARTICLE III
                         ADMINISTRATION AND COLLECTIONS

         Section 3.1. Appointment of Collection Agent. (a) The servicing, administering and collecting of the Receivables shall be conducted by a Person (the "Collection Agent") designated to so act on behalf of the Purchasers under this Article III. As the Initial Collection Agent, the Parent is hereby designated as, and agrees to perform the duties and obligations of, the Collection Agent. The Parent acknowledges that the Agent and each Purchaser have relied on the Parent's agreement to act as Collection Agent (and the agreement of any of the sub-collection agents to so act) in making the decision to execute and deliver this Agreement and agrees that it will not voluntarily resign as Collection Agent. At any time after the occurrence of a Collection Agent Replacement Event, the Agent may designate a new Collection Agent to succeed the Parent (or any successor Collection Agent).

         (b) The Parent may, and if requested by the Agent shall, delegate its duties and obligations as Collection Agent to an Affiliate (acting as a sub-collection agent). Notwithstanding such delegation, the Parent shall remain primarily liable for the performance of the duties and obligations so delegated, and the Agent and each Purchaser shall have the right to look solely to the Parent for such performance. The Agent may at any time after the occurrence of a Collection Agent Replacement Event remove or replace any sub-collection agent.

         (c) If replaced, the Collection Agent agrees it will terminate, and will cause each existing sub-collection agent to terminate, its collection activities in a manner requested by the Agent to facilitate the transition to a new Collection Agent. The Collection Agent shall cooperate with and assist any new Collection Agent (including providing access to, and transferring, all Records and allowing the new Collection Agent to use all licenses, hardware or software necessary or desirable to collect the Receivables). The Parent irrevocably agrees to act (if requested to do so) as the data-processing agent for any new Collection Agent in substantially the same manner as the Parent conducted such data-processing functions while it acted as the Collection Agent; provided, however, that the Parent receives a then market rate compensation for providing such services.

         Section 3.2. Duties of Collection Agent. (a) The Collection Agent shall take, or cause to be taken, all action necessary or advisable to collect each Receivable in accordance with this Agreement, the Credit and Collection Policy and all applicable laws, rules and regulations using the skill and attention the Collection Agent exercises in collecting other receivables or obligations owed solely to it. The Collection Agent shall, in accordance herewith, set aside all Collections to which a Purchaser is entitled. If so instructed by the Agent, the Collection Agent shall transfer to the Agent the amount of Collections to which the Agent and the Purchasers are entitled by the Business Day following receipt and identification thereof. Each party hereto hereby appoints the Collection Agent to enforce such Person's rights and interests in the Receivables, but (notwithstanding any other provision in any Transaction Document) the Agent shall at all times after the occurrence of a Collection Agent Replacement Event have the sole right to direct the Collection Agent to commence or settle any legal action to enforce collection of any Receivable.

         (b) If no Termination Event exists and the Collection Agent determines that such action is appropriate in order to maximize the Collections, the Collection Agent may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable (but no such extension shall be for a period more than thirty (30) days) or adjust the outstanding balance of any Receivable. Any such extension or adjustment shall not alter the status of a Receivable as a Defaulted Receivable or Delinquent Receivable or limit any rights of the Agent or the Purchasers hereunder. If a Termination Event exists, the Collection Agent may make such extensions or adjustments only with the prior consent of the Instructing Group.

         (c) The Collection Agent shall turn over to the Seller (i) any percentage of Collections in excess of the Sold Interest, less all reasonable third party out-of-pocket costs and expenses of the Collection Agent for collecting the Receivables and (ii) subject to Section 1.5(d), the collections and records for any indebtedness owed to the Seller that is not a Receivable. The Collection Agent shall have no obligation to remit any such funds or records to the Seller until the Collection Agent receives evidence (satisfactory to the Agent) that the Seller is entitled to such items. The Collection Agent has no obligations concerning indebtedness that is not a Receivable other than to deliver the collections and records for such indebtedness to the Seller when required by this Section 3.2(c).

         Section 3.3. Reports. On or before each Reporting Date, the Collection Agent shall deliver to the Agent a Periodic Report reflecting information as of the close of business of the Collection Agent for the immediately preceding Reporting Period.

         Section 3.4. Lock-Box Arrangements. The Agent is hereby authorized to give notice at any time after the occurrence of a Collection Agent Replacement Event to any or all Lock-Box Banks that the Agent is exercising its rights under the Lock-Box Letters and to take all actions permitted under the Lock-Box Letters. The Seller agrees to take any action requested by the Agent to facilitate the foregoing. After the Agent takes any such action under the Lock-Box Letters, the Seller shall immediately deliver to the Agent any Collections received by the Seller. If the Agent takes control of any Lock-Box Account, the Agent shall distribute Collections it receives in accordance herewith and shall deliver to the Collection Agent, for distribution under
Section 3.2, all other amounts it receives from such Lock-Box Account.

         Section 3.5. Enforcement Rights. (a) The Agent may, at any time after the occurrence of a Collection Agent Replacement Event, direct the Obligors and the Lock-Box Banks to make all payments on the Receivables directly to the Agent or its designee. The Agent may, and the Seller shall at the Agent's request, withhold the identity of the Purchasers from the Obligors and Lock-Box Banks. Upon the Agent's request after the occurrence of a Collection Agent Replacement Event, the Seller (at the Seller's expense) shall (i) give notice to each Obligor of the Agent's ownership of the Sold Interest and direct that payments on Receivables be made directly to the Agent or its designee, (ii) assemble for the Agent all Records and collateral security for the Receivables and transfer to the Agent (or its designee), or license to the Agent (or its designee) the use of, all software then used by the Collection Agent to collect the Receivables and (iii) segregate in a manner acceptable to the Agent all Collections the Seller receives and, promptly upon receipt, remit such Collections in the form received, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

         (b) After the occurrence of a Collection Agent Replacement Event, Seller hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of the Seller, to take any and all steps deemed desirable by the Agent, in the name and on behalf of the Seller to (i) collect any amounts due under any Receivable, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Receivables, and (ii) exercise any and all of the Seller's rights and remedies under each Purchase Agreement. The Agent's powers under this Section 3.5(b) shall not subject the Agent to any liability if any action taken by it (except for any action taken pursuant thereto that constitutes gross negligence or willful misconduct) proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon the Agent.

         (c) Neither the Agent nor any Purchaser shall have any obligation to take or consent to any action to realize upon any Receivable or to enforce any rights or remedies related thereto.

         Section 3.6. Collection Agent Fee. On or before the twentieth day of each calendar month, the Seller shall pay to the Collection Agent a fee for the immediately preceding calendar month as compensation for its services as Collection Agent and Exchange Agent (the "Collection Agent Fee") equal to (a) at all times the Parent or an Affiliate of any Crompton Entity is the Collection Agent, such consideration as is acceptable to it, the receipt and sufficiency of which is hereby acknowledged, and (b) at all times any other Person is the Collection Agent, a reasonable amount agreed upon by the Agent and the new Collection Agent on an arm's-length basis reflecting rates and terms prevailing in the market at such time. The Collection Agent may only apply to payment of the Collection Agent Fee the portion of the Collections in excess of the Sold Interest or Collections that fund Reinvestment Purchases. The Agent may, with the consent of the Instructing Group, pay the Collection Agent Fee to the Collection Agent from the Sold Interest in Collections. The Seller shall be obligated to reimburse any such payment to the extent required by Section 1.5 or 2.3.

         Section 3.7. Responsibilities of the Seller. The Seller shall, or shall cause each Originator to, pay when due all Taxes payable in connection with the Receivables or their creation or satisfaction. The Seller shall, and shall cause each Originator to, perform all of its obligations under agreements related to the Receivables to the same extent as if interests in the Receivables had not been transferred hereunder or, in the case of each Originator, under each Purchase Agreement. The Agent's or any Purchaser's exercise of any rights hereunder shall not relieve the Seller or any Originator from such obligations. Neither the Agent nor any Purchaser shall have any obligation to perform any obligation of the Seller or of any Originator or any other obligation or liability in connection with the Receivables.

         Section 3.8. Actions by Seller. The Seller shall defend and indemnify the Agent and each Purchaser against all costs, expenses, claims and liabilities for any action taken by the Seller, any Originator or any other Affiliate of the Seller or of such Originator (whether acting as Collection Agent or otherwise) related to any Receivable (other than with respect to the credit risk of an Obligor and for which reimbursement would constitute recourse for uncollectible Receivables), or arising out of any alleged failure of compliance of any Receivable with the provisions of any law or regulation. If any goods related to a Receivable are repossessed, the Seller agrees to resell, or to have the applicable Originator or another Affiliate resell, such goods in a commercially reasonable manner for the account of the Agent and remit, or have remitted, to the Agent the Purchasers' share in the gross sale proceeds thereof net of any out-of-pocket expenses and any equity of redemption of the Obligor thereon. Any such moneys collected by the Seller or the applicable Originator or other Affiliate of the Seller pursuant to this Section 3.8 shall be segregated and held in trust for the Agent and remitted to the Agent's Account within two Business Days of receipt as part of the Sold Interest in Collections for application as provided herein.

         Section 3.9. Indemnities by the Collection Agent. Without limiting any other rights any Person may have hereunder or under applicable law, the Collection Agent hereby indemnifies and holds harmless the Agent and each Purchaser and their respective officers, directors, agents and employees (each an "Indemnified Party") from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys' fees and court costs) (all of the foregoing collectively, the "Indemnified Losses") at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to:

                   (i) any written representation or warranty made by the Collection Agent (or any employee or agent of the Collection Agent) in this Agreement, any other Transaction Document, any Periodic Report or any other information or report delivered by the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made;

                  (ii) the failure by the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

                 (iii) any loss of a perfected security interest (or in the priority of such security interest) as a result of any commingling by the Collection Agent of funds to which the Agent or any Purchaser is entitled hereunder with any other funds; or

                  (iv) any failure of the Collection Agent, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which the Collection Agent is a party;

whether arising by reason of the acts to be performed by the Collection Agent hereunder or otherwise, excluding only Indemnified Losses to the extent (a) such Indemnified Losses resulted solely from negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Collection Agent for uncollectible Receivables, (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent or any Purchaser computed in accordance with the Intended Tax Characterization, or (d) the applicable Originator is the plaintiff and the Indemnified Party is the defendant unless such Indemnified Party prevails in such legal action; provided, however, that nothing contained in this sentence shall limit the liability of the Collection Agent or limit the recourse of the Agent and each Purchaser to the Collection Agent for any amounts otherwise specifically provided to be paid by the Collection Agent hereunder.

        Section 3.10. Exchange Agent; Currency Conversion. (a) Currency conversion of Receivables denominated in currencies other than Dollars shall be conducted by a Person (the "Exchange Agent") designated to so act hereunder. Crompton Corporation is hereby designated as, and agrees to perform the duties and obligations of, the Exchange Agent. The Exchange Agent acknowledges that the Agent and each Purchaser have relied on the Exchange Agent's agreement to act as Exchange Agent in making the decision to execute and deliver this Agreement and agrees that it will not voluntarily resign as Exchange Agent unless required by applicable law. At any time after a breach by the Exchange Agent of its obligations hereunder or, with respect to the occurrence of a Collection Agent Replacement Event, the Agent may designate a new Exchange Agent to succeed Crompton Corporation (or any successor Exchange Agent).

         (b) The Collection Agent shall remit to the Exchange Agent all Collections on Receivables that are not denominated in Dollars on the date received in the currency in which such Collection is received. In exchange therefor, the Exchange Agent shall remit to the Collection Agent the amount of such non-Dollar denominated Collections in Dollars converted at the applicable Exchange Rate. Each Exchange Rate notified by the Collection Agent to the Agent in a Collection Report will be determined by the Collection Agent in good faith upon consultation with the Exchange Agent.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         Section 4.1. Representations and Warranties. The Seller represents and warrants to the Agent and each Purchaser that:

                   (a) Corporate Existence and Power. Each of the Seller and each Crompton Entity is either a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of organization and has all corporate or organizational power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not have a material adverse effect on (i) its ability to perform its obligations under, or the enforceability of, any Transaction Document, (ii) its business or financial condition, (iii) the interests of the Agent or any Purchaser under any Transaction Document or (iv) the enforceability or collectibility of any Receivable.

                   (b) Corporate or Organizational Authorization and No Contravention. The execution, delivery and performance by each of the Seller and each Crompton Entity of each Transaction Document to which it is a party (i) are within its corporate or organizational powers, as applicable, (ii) have been duly authorized by all necessary corporate or organizational action, as applicable, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation,
         (B) its or any Subsidiary's charter, by-laws or operating agreement, as applicable or (C) any agreement, order or other instrument to which it or any Subsidiary is a party or its property is subject and (iv) will not result in any Adverse Claim on any Receivable or Collection or give cause for the acceleration of any indebtedness of the Seller, any Crompton Entity or any Subsidiary.

                   (c) Conduct of Business. The Seller will perform, and will cause each Crompton Entity to perform, all actions necessary to remain duly organized, validly existing and in good standing in its jurisdiction of organization and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business.

                   (d) Binding Effect. Each Transaction Document to which the Seller or any Crompton Entity is a party constitutes the legal, valid and binding obligation of such Person enforceable against that Person in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors' rights generally and subject to general principles of equity.

                   (e) Perfection of Ownership Interest. Immediately preceding its sale of Receivables to the Seller, each Originator was the owner of, and effectively sold, such Receivables to the Seller, free and clear of any Adverse Claim. The Seller owns the Receivables free of any Adverse Claim other than the interests of the Purchasers (through the Agent) therein that are created hereby, and each Purchaser shall at all times have a valid undivided percentage ownership interest, which shall be a first priority perfected security interest for purposes of Article 9 of the applicable Uniform Commercial Code, in the Receivables and Collections (subject to, in the case of Collections, the limitations on perfection of a security interest in proceeds set forth in the applicable Uniform Commercial Code) to the extent of its Purchase Interest then in effect.

                   (f) Accuracy of Information. All information furnished by the Seller, any Crompton Entity or any Affiliate of any such Person to the Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in all material respects (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading), in each case on the date the statement was made and in light of the circumstances under which the statements were made or the information was furnished.

                   (g) No Actions, Suits. There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting the Seller, any Crompton Entity or any Subsidiary, or any of their respective properties, that
         (i) if adversely determined (individually or in the aggregate), may have a material adverse effect on the financial condition of the Seller, any Crompton Entity or any Subsidiary or on the collectibility of the Receivables or (ii) involve any Transaction Document or any transaction contemplated thereby. None of the Seller, any Crompton Entity or any Subsidiary is in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation may have a material adverse effect upon (i) the financial condition of the Seller, the Crompton Entities and the Subsidiaries taken as a whole or (ii) the collectibility of the Receivables.

                   (h) No Material Adverse Change. Since December 31, 1997, there has been no material adverse change in the collectibility of the Receivables or the Seller's, any Crompton Entity's or any Subsidiary's
         (i) financial condition or (ii) ability to perform its obligations under any Transaction Document.

                   (i) Accuracy of Exhibits; Lock-Box Arrangements. All information on Exhibits E-G (listing offices and names of the Seller and each Originator and where they maintain Records; the Subsidiaries; and Lock Boxes) is true and complete, subject to any changes permitted by, and notified to the Agent in accordance with, Article V. The Seller has delivered a copy of all Lock-Box Agreements to the Agent. The Seller has not granted any interest in any Lock-Box or Lock-Box Account to any Person other than the Agent and, upon delivery to a Lock-Box Bank of the related Lock-Box Letter, the Agent will have exclusive ownership and control of the Lock-Box Account at such Lock-Box Bank.

                   (j) Sales by each Originator. Each sale by each Originator to the Seller of an interest in Receivables and their Collections has been made in accordance with the terms of the applicable Purchase Agreement, including the payment by the Seller to each Originator of the purchase price described in such Purchase Agreement. Each such sale has been made for "reasonably equivalent value" (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of "antecedent debt" (as such term is used in Section 547 of the Bankruptcy Code) owed by such Originator to the Seller.


                                    ARTICLE V
                                    COVENANTS

         Section 5.1. Covenants of the Seller. The Seller hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent (with the consent of the Instructing Group) shall otherwise consent:

         (a) Financial Reporting. The Seller will, and will cause each Crompton Entity and each Subsidiary to, maintain a system of accounting established and administered in accordance with GAAP and will furnish to the Agent and each
Purchaser:

                   (i) Annual Financial Statements. Within 120 days after each fiscal year of (A) the Parent copies of the Parent's consolidated annual audited financial statements (including a consolidated balance sheet, consolidated statement of income and retained earnings and statement of cash flows, with related footnotes) certified by independent certified public accountants of nationally recognized standing or other firm of independent certified public accountants satisfactory to the Agent and prepared on a consolidated basis in conformity with GAAP, and (B) for each of the Seller and each Originator the annual balance sheet for such Person (and, additionally for the Seller, an annual profit and loss statement) certified by a Designated Financial Officer thereof, in each case prepared on a consolidated basis in conformity with GAAP as of the close of such fiscal year for the year then ended;

                  (ii) Quarterly Financial Statements. Within 60 days after each (except the last) fiscal quarter of each fiscal year of (A) the Parent, copies of its unaudited financial statements (including at least a consolidated balance sheet as of the close of such quarter and statements of earnings and sources and applications of funds for the period from the beginning of the fiscal year to the close of such quarter) certified by a Designated Financial Officer and prepared in a manner consistent with the financial statements described in part (A) of clause (i) of this Section 5.l(a) and (B) each of the Seller and each Originator, the quarterly balance sheet for such Person (and, additionally for the Seller, a profit and loss statement) for the period from the beginning of such fiscal year to the close of such quarter, in each case certified by a Designated Financial Officer thereof and prepared in a manner consistent with part (B) of clause (i) of Section 5.1(a);

                 (iii) Officer's Certificate. Each time financial statements are furnished pursuant to clause (i) or (ii) of Section 5.1(a), a compliance certificate (in substantially the form of Exhibit H) signed by a Designated Financial Officer, dated the date of such financial statements;

                  (iv) Public Reports. Promptly upon becoming available, a copy of each report or proxy statement filed by the Parent with the Securities Exchange Commission or any securities exchange;

                   (v) Crompton Credit Agreement Certificate. A copy of the financial information, certificates and other documentation described in Sections 5.01(a) through (h) of the Crompton Credit Agreement, delivered as and when required by such Section 5.01; and

                  (vi) Other Information. With reasonable promptness, such other information (including non-financial information) as may be requested by the Agent or any Purchaser (with a copy of such request to the Agent).

         (b) Notices. Immediately upon becoming aware of any of the following the Seller will notify the Agent and provide a description of:

                   (i) Potential Termination Events. The occurrence of any Potential Termination Event;

                  (ii) Representations and Warranties. The failure of any representation or warranty herein to be true (when made or at any time thereafter) in any material respect;

                 (iii) Downgrading. The downgrading, withdrawal or suspension of any rating by any rating agency of any indebtedness of the Seller;

                  (iv) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding reasonably likely to be material to the Seller, any Subsidiary or the collectibility or quality of the Receivables;

                   (v) Judgments. The entry of any judgment or decree against the Seller, any Crompton Entity or any Subsidiary if the aggregate amount of all judgments then outstanding against the Seller, the Crompton Entities and the Subsidiaries exceeds $1,000,000; or

                  (vi) Changes in Business. Any change in, or proposed change in, the character of the Seller's or any Originator's business that could impair the collectibility or quality of any Receivable.

If the Agent receives such a notice, the Agent shall promptly give notice thereof to each Purchaser and, until Amsterdam has no Investment after the Amsterdam Termination Date, to each CP Dealer and each Rating Agency.

         (c) Conduct of Business. The Seller will perform, and will cause each Crompton Entity and Subsidiary to perform, all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business.

         (d) Compliance with Laws. The Seller will comply, and will cause each Crompton Entity and Subsidiary to comply, with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable or Collection may be subject.

         (e) Furnishing Information and Inspection of Records. The Seller will furnish to the Agent and the Purchasers such information concerning the Receivables as the Agent or a Purchaser may reasonably request. The Seller will, and will cause each Originator to, permit, at any time during regular business hours, the Agent or any Purchaser (or any representatives thereof), once per year or at any time after the occurrence of a Termination Event (at the expense of the Seller) or at any other time (at the expense of the Agent or such Purchaser (as applicable)) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Seller for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Seller's or any Originator's officers, directors, employees or independent public accountants having knowledge of such matters. Once a year, the Agent may (at the expense of the Seller provided such expenses are reasonable in amount) have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections.

         (f) Keeping Records. (i) The Seller will, and will cause each Originator to, have and maintain (A) administrative and operating procedures (including an ability to recreate Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable). The Seller will give the Agent prior notice of any material change in such administrative and operating procedures.

                  (ii) The Seller will, (A) at all times from and after the date hereof, clearly and conspicuously mark its computer and master data processing books and records with a legend describing the Agent's and the Purchasers' interest therein and (B) upon the request of the Agent, so mark each contract relating to a Receivable and deliver to the Agent all such contracts (including all multiple originals of such contracts), with any appropriate endorsement or assignment, or segregate (from all other receivables then owned or being serviced by the Seller) the Receivables and all contracts relating to each Receivable and hold in trust and safely keep such contracts so legended in separate filing cabinets or other suitable containers at such locations as the Agent may specify.

         (g) Perfection. (i) The Seller will, and will cause each Originator to, at its expense, promptly execute and deliver all instruments and documents and take all action necessary or requested by the Agent (including the execution and filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Agent to exercise and enforce all its rights hereunder and to vest and maintain vested in the Agent a valid, first priority perfected security interest in the Receivables, the Collections, the Purchase Agreements, and proceeds thereof free and clear of any Adverse Claim (and a perfected ownership interest in the Receivables and Collections to the extent of the Sold Interest). The Agent will be permitted to authenticate a "record" and to sign and file any continuation statements, amendments thereto and assignments thereof without the Seller's signature.

                  (ii) The Seller will, and will cause each Originator to, only change its name, identity or corporate structure or relocate its chief executive office or the Records following thirty (30) days advance notice to the Agent and the delivery to the Agent of all financing statements, instruments and other documents (including direction letters) requested by the Agent.

                 (iii) The Seller and each Originator will at all times maintain its chief executive offices within the jurisdiction of its organization (other than in the states of Florida, Maryland and Tennessee) in which
         Article 9 of the UCC is in effect. If the Seller or any Originator moves its chief executive office to a location that imposes Taxes, fees or other charges to perfect the Agent's and the Purchasers' interests hereunder or the Seller's interests under the Purchase Agreements, the Seller will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents, the Sold Interest and the interests of the Agent and the Purchasers in the Receivables and Collections.

         (h) Performance of Duties. The Seller will perform, and will cause each Crompton Entity and Subsidiary and the Collection Agent (if an Affiliate) to perform, its respective duties or obligations in accordance with the provisions of each of the Transaction Documents. The Seller (at its expense) will, and will cause each Crompton Entity to, (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of the Agent or the Purchasers in the Receivables or Collections.

         (i) Payments on Receivables, Accounts. The Seller will, and will cause each Originator to, at all times instruct all Obligors to deliver payments on the Receivables to a Lock-Box Account. If any such payments or other Collections are received by the Seller or any Originator, it shall hold such payments in trust for the benefit of the Agent and the Purchasers and promptly (but in any event within two Business Days after receipt and identification thereof) remit such funds into a Lock-Box Account. The Seller will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Letter. The Seller will not permit the funds of any Affiliate to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Seller will promptly identify such funds for segregation. The Seller will not, and will not permit any Collection Agent or other Person to, commingle Collections or other funds to which the Agent or any Purchaser is entitled with any other funds. The Seller shall only add, and shall only permit an Originator to add, a Lock-Box Bank, Lock-Box, or Lock-Box Account to those listed on Exhibit F if the Agent has received notice of such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Letter substantially in the form of Exhibit G (with such changes as are acceptable to the Agent) from any new Lock-Box Bank. The Seller shall only terminate a Lock-Box Bank or Lock-Box, or close a Lock-Box Account, upon 30 days advance notice to the Agent.

         (j) Sales and Adverse Claims Relating to Receivables. Except as otherwise provided herein, the Seller will not, and will not permit any Originator to, (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any receivable or any proceed thereof.

         (k) Extension or Amendment of Receivables. Except as otherwise permitted in Section 3.2(b) and then subject to Section 1.5, the Seller will not, and will not permit each Originator to, extend, amend, rescind or cancel any Receivable.

         (l) Change in Business or Credit and Collection Policy. The Seller will not, and will not permit any Originator to, make any material change in the character of its business or in its Credit and Collection Policy.

         (m) Accounting for Sale. Except as provided in Section 9.9, the Seller will not, and will not permit any Crompton Entity to, account for, or otherwise treat, the transactions contemplated by the Transaction Documents other than as a sale of Receivables or inconsistent with the Agent's ownership interest in the Receivables and Collections.

         (n) Foreign Currency Risk. The Seller and the Exchange Agent will take prudent steps to manage any foreign currency risks arising in connection with the transactions contemplated by this Agreement.


                                   ARTICLE VI
                                 INDEMNIFICATION

         Section 6.1. Indemnities by the Seller. Without limiting any other rights any Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-Tax basis, the Agent and each Purchaser and their respective officers, directors, agents and employees (each an "Indemnified Party") from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys' fees and court costs) (all of the foregoing collectively, the "Indemnified Losses") at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or the acquisition of any portion of the Sold Interest, or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b)), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction holds such Indemnified Losses resulted solely from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Seller or the Collection Agent for uncollectible Receivables or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent or any Purchaser computed in accordance with the Intended Tax Characterization; provided, however, that nothing contained in this sentence shall limit the liability of the Seller or the Collection Agent or limit the recourse of the Agent and each Purchaser to the Seller or the Collection Agent for any amounts otherwise specifically provided to be paid by the Seller or the Collection Agent hereunder. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) and (c) of the previous sentence, the Seller shall indemnify each Indemnified Party for Indemnified Losses (including losses in respect of uncollectible Receivables, regardless for these specific matters whether reimbursement therefor would constitute recourse to the Seller or the Collection Agent) relating to or resulting from:

                   (i) any representation or warranty made by the Seller, any Crompton Entity or the Collection Agent (or any employee or agent of the Seller, any Crompton Entity or the Collection Agent) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by the Seller, any Crompton Entity or the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

                  (ii) the failure by the Seller, any Crompton Entity, or the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

                 (iii) the failure of the Seller to vest and maintain vested in the Agent, for the benefit of the Purchasers, a perfected ownership or security interest in the Sold Interest and the property conveyed pursuant to Section 1.1(e) and Section 1.8, free and clear of any Adverse Claim;

                  (iv) any commingling of funds to which the Agent or any Purchaser is entitled hereunder with any other funds;

                   (v) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Letter;

                  (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

                 (vii) any failure of the Seller or any Crompton Entity, or any Affiliate of any thereof, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which such Person is a party (as a Collection Agent or otherwise);

                (viii) any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b); or

                  (ix) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents.

Any portion of any indemnity payable hereunder with respect to a Receivable denominated in a currency other than Dollars that would otherwise be payable in such foreign currency pursuant to the terms of this Section shall be payable in Dollars at the applicable Exchange Rate.

         Section 6.2. Increased Cost and Reduced Return. By way of clarification, and not of limitation, of Section 6.1, if the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Amsterdam Funding Source, the Agent or any Purchaser (collectively, the "Funding Parties") with any request or directive (whether or not having the force of law) of any such Governmental Authority (a "Regulatory Change") (a) subjects any Funding Party to any charge or withholding on or in connection with a Funding Agreement or this Agreement (collectively, the "Funding Documents") or any Receivable, (b) changes the basis of taxation of payments to any of the Funding Parties of any amounts payable under any of the Funding Documents (except for changes in the rate of Tax on the overall net income of such Funding Party), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties, (d) has the effect of reducing the rate of return on such Funding Party's capital to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party's policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding Party of its commitment under any Funding Document or of purchasing, maintaining or funding any interest acquired under any Funding Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Party under any Funding Document or
(z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, upon demand by the Agent, the Seller shall pay to the Agent for the account of the Person such additional amounts as will compensate the Agent or such Purchaser (or, in the case of Amsterdam, will enable Amsterdam to compensate any Amsterdam Funding Source) for such increased cost or reduction. Each Funding Party agrees that on the occurrence of any event giving rise to the operation of this Section 6.2 with respect to such Funding Party, it will, if requested by the Seller, use reasonable efforts (subject to overall policy considerations of such Funding Party) to designate another office for any credit accommodation affected by such event, provided that such designation is made on such terms that such Funding Party and its office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.

         Section 6.3. Other Costs and Expenses. Also by way of clarification, and not of limitation, of Section 6.1, the Seller shall pay to the Agent on demand all costs and expenses in connection with (a) the preparation, execution, delivery and administration (including amendments of any provision) of the Transaction Documents, (b) the sale of the Sold Interest, (c) the perfection of the Agent's rights in the Receivables and Collections, (d) the enforcement by the Agent or the Purchasers of the obligations of the Seller under the Transaction Documents or of any Obligor under a Receivable and (e) the maintenance by the Agent of the Lock-Boxes and Lock-Box Accounts, including fees, costs and expenses of legal counsel for the Agent and Amsterdam relating to any of the foregoing or to advising the Agent, Amsterdam and any Amsterdam Funding Source about its rights and remedies under any Transaction Document or any related Funding Agreement and all costs and expenses (including counsel fees and expenses) of the Agent, each Purchaser and each Amsterdam Funding Source in connection with the enforcement of the Transaction Documents or any Funding Agreement and in connection with the administration of the Transaction Documents following a Termination Event. The Seller shall reimburse the Agent and Amsterdam for the cost of the Agent's or Amsterdam's auditors (which may be employees of such Person) auditing the books, records and procedures of the Seller. The Seller shall reimburse Amsterdam for any amounts Amsterdam must pay to any Amsterdam Funding Source pursuant to any Funding Agreement on account of any Tax. The Seller shall reimburse Amsterdam on demand for all other costs and expenses incurred by Amsterdam or any shareholder of Amsterdam in connection with the Transaction Documents or the transactions contemplated thereby, including the cost of auditing Amsterdam's books by certified public accountants, the cost of the Ratings and the fees and out-of-pocket expenses of counsel of the Agent, Amsterdam or any shareholder, or administrator, of Amsterdam for advice relating to Amsterdam's operation.

         Section 6.4. Withholding Taxes. (a) All payments made by the Seller hereunder shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient). If any such withholding is so required, the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by each Purchaser and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Purchaser or the Agent (as the case may be) would have received had such withholding not been made. If the Agent or any Purchaser pays any such taxes, penalties or interest the Seller shall reimburse the Agent or such Purchaser for that payment on demand. If the Seller pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Purchaser or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.

         (b) Before the first date on which any amount is payable hereunder for the account of any Purchaser not incorporated under the laws of the USA such Purchaser shall deliver to the Seller and the Agent each two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form) certifying that such Purchaser is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes. Each such Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Agent or the Seller.

         Section 6.5. Payments and Allocations. If any Person seeks compensation pursuant to this Article VI, such Person shall deliver to the Seller and the Agent a certificate setting forth the amount due to such Person, a description of the circumstance giving rise thereto and the basis of the calculations of such amount, which certificate shall be conclusive absent demonstrable error. The Seller shall pay to the Agent (for the account of such Person) the amount shown as due on any such certificate within 10 Business Days after receipt of the notice.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

         Section 7.1. Conditions to Closing. This Agreement shall become effective on the first date all conditions in this Section 7.1 are satisfied. On or before such date, the Seller shall deliver to the Agent the following documents in form, substance and quantity acceptable to the Agent:

                   (a) All instruments and other documents required, or deemed desirable by the Agent, to perfect the Agent's first priority interest in the Receivables and Collections in all appropriate jurisdictions.

                   (b) Such other approvals, opinions or documents as the Agent or Amsterdam may request.

         Section 7.2. Conditions to Each Purchase. The obligation of each Committed Purchaser to make any Purchase, and the right of the Seller to request or accept any Purchase, are subject to the conditions (and each Purchase shall evidence the Seller's representation and warranty that clauses (a)-(e) of this
Section 7.2 have been satisfied) that on the date of such Purchase before and after giving effect to the Purchase:

                   (a) no Potential Termination Event shall then exist or shall occur as a result of the Purchase;

                   (b) the Liquidity Termination Date has not occurred;

                   (c) after giving effect to the application of the proceeds of such Purchase, (x) the outstanding Matured Aggregate Investment would not exceed the Aggregate Commitment and (y) the outstanding Aggregate Investment would not exceed the Purchase Limit;

                   (d) the representations and warranties in Section 4.1 are true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then as of such earlier date); and

                   (e) each of the Seller and each Crompton Entity is in full compliance with the Transaction Documents (including all covenants and agreements in Article V).

Nothing in this Section 7.2 limits the obligations (including those in Section 2.1) of each Committed Purchaser to Amsterdam (including the Transfer Agreement).


                                  ARTICLE VIII
                                    THE AGENT

         Section 8.1. Appointment and Authorization. Each Purchaser hereby irrevocably designates and appoints ABN AMRO Bank N.V. as the "Agent" hereunder and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent hereby and to exercise such other powers as are reasonably incidental thereto. The Agent shall hold, in its name, for the benefit of each Purchaser, the Purchase Interest of the Purchaser. The Agent shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Agent. The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

         Section 8.2. Delegation of Duties. The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

         Section 8.3. Exculpatory Provisions. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Instructing Group or
(ii) in the absence of such Person's gross negligence or willful misconduct. The Agent shall not be responsible to any Purchaser or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, any Crompton Entity or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, any Crompton Entity or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Article VII. The Agent shall not have any obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, any Crompton Entity or any of their Affiliates.

         Section 8.4. Reliance by Agent. The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchasers, and assurance of its indemnification, as it deems appropriate.

         Section 8.5. Assumed Payments. Unless the Agent shall have received notice from the applicable Purchaser before the date of any Put or of any Incremental Purchase that such Purchaser will not make available to the Agent the amount it is scheduled to remit as part of such Put or Incremental Purchase, the Agent may assume such Purchaser has made such amount available to the Agent when due (an "Assumed Payment") and, in reliance upon such assumption, the Agent may (but shall have no obligation to) make available such amount to the appropriate Person. If and to the extent that any Purchaser shall not have made its Assumed Payment available to the Agent, such Purchaser (and the Seller in the case of any Incremental Purchase) hereby agrees to pay the Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the Agent, at a rate per annum equal to the Federal Funds Rate plus 2%.

         Section 8.6. Notice of Termination Events. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Termination Event unless the Agent has received notice from any Purchaser or the Seller stating that a Potential Termination Event has occurred hereunder and describing such Potential Termination Event. The Agent shall take such action concerning a Potential Termination Event as may be directed by the Instructing Group (or, if required for such action, all of the Purchasers), but until the Agent receives such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Agent deems advisable and in the best interests of the Purchasers.

         Section 8.7. Non-Reliance on Agent and Other Purchasers. Each Purchaser expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Seller or any Crompton Entity, shall be deemed to constitute any representation or warranty by the Agent. Each Purchaser represents and warrants to the Agent that, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Crompton Entities, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. The Agent shall deliver each month to any Purchaser that so requests a copy of the Periodic Report(s) received covering the preceding calendar month. Except for items specifically required to be delivered hereunder, the Agent shall not have any duty or responsibility to provide any Purchaser with any information concerning the Seller, any Crompton Entity or any of their Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

         Section 8.8. Agent and Affiliates. The Agent and its Affiliates may extend credit to, accept deposits from and generally engage in any kind of business with the Seller, any Crompton Entity or any of their Affiliates and, in its roles as a Liquidity Provider, ABN AMRO may exercise or refrain from exercising its rights and powers as if it were not the Agent. The parties acknowledge that ABN AMRO acts as agent for Amsterdam and subagent for Amsterdam's management company in various capacities, as well as providing credit facilities and other support for Amsterdam not contained in the Transaction Documents.

         Section 8.9. Indemnification. Each Committed Purchaser shall indemnify and hold harmless the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller or any Crompton Entity and without limiting the obligation of the Seller or any Crompton Entity to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).

        Section 8.10. Successor Agent. The Agent may, upon at least five (5) days notice to the Seller and each Purchaser, resign as Agent. Such resignation shall not become effective until a successor agent is appointed by an Instructing Group and has accepted such appointment. Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Agent's resignation hereunder, the provisions of Article VI and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 9.1. Termination. Amsterdam shall cease to be a party hereto when the Amsterdam Termination Date has occurred, Amsterdam holds no Investment and all amounts payable to it hereunder have been indefeasibly paid in full. This Agreement shall terminate following the Liquidity Termination Date when no Investment is held by a Purchaser and all other amounts payable hereunder have been indefeasibly paid in full, but the rights and remedies of the Agent and each Purchaser concerning any representation, warranty or covenant made, or deemed to be made, by the Seller and under Article VI and Section 8.9 shall survive such termination.

         Section 9.2. Notices. Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by telecopier or other facsimile communication), given to the appropriate Person at its address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person. Each party hereto, however, authorizes the Agent to act on telephone notices of Purchases, Puts, and Discount Rate and Tranche Period selections from any person the Agent in good faith believes to be acting on behalf of the relevant party and, at the Agent's option, to tape record any such telephone conversation. Each party hereto agrees to deliver promptly to the Agent a confirmation of each telephone notice given or received by such party (signed by an authorized officer of such party), but the absence of such confirmation shall not affect the validity of the telephone notice. The Agent's records of all such conversations shall be deemed correct and, if the confirmation of a conversation differs in any material respect from the action taken by the Agent, the records of the Agent shall govern absent manifest error. The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to the Agent, the consent of each Person to which the Agent is required to forward such notice.

         Section 9.3. Payments and Computations. Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Seller or the Collection Agent to, or for the benefit of, any Purchaser or any other Person shall be paid or transferred to the Agent (for the benefit of such Purchaser or other Person). The Agent shall promptly (and, if reasonably practicable, on the day it receives such amounts) forward each such amount to the Person entitled thereto and such Person shall apply the amount in accordance herewith. All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Seller or Collection Agent, by 11:00 a.m. (Chicago time), with amounts received after such time being deemed paid on the Business Day following such receipt). The Seller hereby authorizes the Agent to debit the Seller Account for application to any amounts owed by the Seller hereunder. The Seller shall, to the extent permitted by law, pay to the Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Seller or the Collection Agent when due hereunder at a rate equal to the Prime Rate plus 2%, calculated from the date any such amount became due until the date paid in full. Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any Discount Rate or interest rate accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day. All computations of interest, fees, and Discount shall be calculated for the actual days elapsed based on a 360 day year.

         Section 9.4. Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchasers in such recovery (as if such recovery were distributed pursuant to Section 2.3). If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

         Section 9.5. Right of Setoff. During a Termination Event, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).

         Section 9.6. Amendments. Except as otherwise expressly provided herein, no amendment or waiver hereof shall be effective unless signed by the Seller and the Instructing Group. In addition, no amendment hereof shall, without the consent of (a) all the Liquidity Providers, (i) extend the Liquidity Termination Date or the date of any payment or transfer of Collections by the Seller to the Collection Agent or by the Collection Agent to the Agent, (ii) reduce the rate or extend the time of payment of Discount for any Eurodollar Tranche or Prime Tranche, (iii) reduce or extend the time of payment of any fee payable to the Liquidity Providers, (iv) except as provided herein, release, transfer or modify any Committed Purchaser's Purchase Interest or change any Commitment, (v) amend the definition of Required Liquidity Providers, Instructing Group, Termination Event or Section 1.1, 1.2, 1.5, 1.7(a), 2.1, 2.2, 2.3, 7.2 or 9.6, Article VI,
or any obligation of any Crompton Entity thereunder, (vi) consent to the assignment or transfer by the Seller or any Originator of any interest in the Receivables other than transfers under the Transaction Documents or permit any Crompton Entity to transfer any of its obligations under any Transaction Document except as expressly contemplated by the terms of the Transaction Documents, or (vii) amend any defined term relevant to the restrictions in clauses (i) through (vi) in a manner which would circumvent the intention of such restrictions or (b) the Agent, amend any provision hereof if the effect thereof is to affect the indemnities to, or the rights or duties of, the Agent or to reduce any fee payable for the Agent's own account. Notwithstanding the foregoing, the amount of any fee or other payment due and payable from the Seller to the Agent (for its own account), Amsterdam may be changed or otherwise adjusted solely with the consent of the Seller and the party to which such payment is payable. Any amendment hereof shall apply to each Purchaser equally and shall be binding upon the Seller, the Purchasers and the Agent.

         Section 9.7. Waivers. No failure or delay of the Agent or any Purchaser in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy. Any waiver hereof shall be effective only in the specific instance and for the specific purpose for which such waiver was given. After any waiver, the Seller, the Purchasers and the Agent shall be restored to their former position and rights and any Potential Termination Event waived shall be deemed to be cured and not continuing, but no such waiver shall extend to (or impair any right consequent upon) any subsequent or other Potential Termination Event. Any additional Discount that has accrued after a Termination Event before the execution of a waiver thereof, solely as a result of the occurrence of such Termination Event, may be waived by the Agent at the direction of the Purchaser entitled thereto or, in the case of Discount owing to the Liquidity Providers, of the Required Liquidity Providers.

         Section 9.8. Successors and Assigns; Participations; Assignments.

         (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, the Seller may not assign or transfer any of its rights or delegate any of its duties without the prior consent of the Agent and the Purchasers.

         (b) Participations. Any Purchaser may sell to one or more Persons (each a "Participant") participating interests in the interests of such Purchaser hereunder and under the Transfer Agreement. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller and the Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser's rights and obligations hereunder and under the Transfer Agreement. Each Participant shall be entitled to the benefits of
Article VI and shall have the right of setoff through its participation in amounts owing hereunder and under the Transfer Agreement to the same extent as if it were a Purchaser hereunder and under the Transfer Agreement, which right of setoff is subject to such Participant's obligation to share with the Purchasers as provided in Section 9.4. A Purchaser shall not agree with a Participant to restrict such Purchaser's right to agree to any amendment hereto or to the Transfer Agreement, except amendments described in clause (a) of
Section 9.6.

         (c) Assignments by Liquidity Providers. Any Liquidity Provider may assign to one or more Persons ("Purchasing Liquidity Providers"), acceptable to the Agent in its sole discretion, any portion of its Commitment as a Liquidity Provider hereunder and under the Transfer Agreement and Purchase Interest pursuant to a supplement hereto and to the Transfer Agreement (a "Transfer Supplement") in form satisfactory to the Agent executed by each such Purchasing Liquidity Provider, such selling Liquidity Provider and the Agent. Any such assignment by a Liquidity Provider must be for an amount of at least Five Million Dollars. Each Purchasing Liquidity Provider shall pay a fee of Three Thousand Dollars to the Agent. Any partial assignment shall be an assignment of an identical percentage of such selling Liquidity Provider's Investment and its Commitment as a Liquidity Provider hereunder and under the Transfer Agreement. Upon the execution and delivery to the Agent of the Transfer Supplement and payment by the Purchasing Liquidity Provider to the selling Liquidity Provider of the agreed purchase price, such selling Liquidity Provider shall be released from its obligations hereunder and under the Transfer Agreement to the extent of such assignment and such Purchasing Liquidity Provider shall for all purposes be a Liquidity Provider party hereto and shall have all the rights and obligations of a Liquidity Provider hereunder and under the Transfer Agreement to the same extent as if it were an original party hereto and to the Transfer Agreement with a Commitment as a Liquidity Provider, an Investment and any related Assigned Amsterdam Settlement described in the Transfer Supplement.

         (d) Replaceable Liquidity Providers. If any Liquidity Provider (a "Replaceable Liquidity Provider") shall (i) petition the Seller for any amounts under Section 6.2 or (ii) cease to have a short-term debt rating of "A-1" by S&P and "P-1" by Moody's, the Seller or Amsterdam may designate a replacement financial institution (a "Replacement Liquidity Provider") acceptable to the Agent, in its sole discretion, to which such Replaceable Liquidity Provider shall, subject to its receipt of an amount equal to its Investment, any related Assigned Amsterdam Settlement, and accrued Discount and fees thereon and all amounts payable under Section 6.2, promptly assign all of its rights, obligations and Liquidity Provider Commitment hereunder and under the Transfer Agreement, together with all of its Purchase Interest, and any related Assigned Amsterdam Settlement, to the Replacement Liquidity Provider in accordance with
Section 9.8(c).

         (e) Assignment by Amsterdam. Each party hereto agrees and consents (i) to Amsterdam's assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Amsterdam Purchase Interest and the Amsterdam Settlement and (ii) to the complete assignment by Amsterdam of all of its rights and obligations hereunder to ABN AMRO or any other Person, and upon such assignment Amsterdam shall be released from all obligations and duties hereunder; provided, however, that Amsterdam may not, without the prior consent of the Required Liquidity Providers transfer any of its rights hereunder or under the Transfer Agreement to cause the Liquidity Providers to purchase the Amsterdam Purchase Interest and the Amsterdam Settlement unless the assignee (i) is a corporation whose principal business is the purchase of assets similar to the Receivables, (ii) has ABN AMRO as its administrative agent and (iii) issues commercial paper with credit ratings substantially comparable to the Ratings. Amsterdam shall promptly notify each party hereto of any such assignment. Upon such an assignment of any portion of Amsterdam's Purchase Interest and the Amsterdam Settlement, the assignee shall have all of the rights of Amsterdam hereunder relate to such Amsterdam Purchase Interest and Amsterdam Settlement.

         (f) Opinions of Counsel. If required by the Agent or to maintain the Ratings, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Agent may reasonably request.

         Section 9.9. Intended Tax Characterization. It is the intention of the parties hereto that, for the purposes of all Taxes, the transactions contemplated hereby shall be treated as a loan by the Purchasers (through the Agent) to the Seller that is secured by the Receivables (the "Intended Tax Characterization"). The parties hereto agree to report and otherwise to act for the purposes of all Taxes in a manner consistent with the Intended Tax Characterization. As provided in Section 5.1(g), the Seller hereby grants to the Agent, for the ratable benefit of the Purchasers, a security interest in all Receivables and Collections to secure the payment of all amounts other than Investment owing hereunder and (to the extent of the Sold Interest) to secure the repayment of all Investment.

        Section 9.10. Waiver of Confidentiality. The Seller hereby consents to the disclosure of any nonpublic information relating to the Seller, any Affiliate, or the Transaction Documents among the Agent and the Purchasers and by the Agent or the Purchasers to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof, (ii) any prospective or actual assignee or participant, (iii) any rating agency, surety, guarantor or credit or liquidity enhancer to the Agent or any Purchaser,
(iv) any entity organized to purchase, or make loans secured by, financial assets for which ABN AMRO provides managerial services or acts as an administrative agent, (v) Amsterdam's administrator, management company, referral agents, issuing agents or depositaries or CP Dealers and (vi) Governmental Authorities with appropriate jurisdiction.

        Section 9.11. Confidentiality of Agreement. Unless otherwise consented to by the Agent, the Seller hereby will not disclose the contents of any Transaction Document, or any other confidential or proprietary information furnished by the Agent or any Purchaser, to any Person other than to (i) its auditors and attorneys, Affiliates, officers, directors, members, managers, employees, outside accountants or as required by applicable law or (ii) Governmental Authorities with appropriate jurisdiction. Notwithstanding any provision in the Transaction Documents to the contrary, each party to the transactions contemplated by the Transaction Document (and each employee, representative, or other agent of each such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

        Section 9.12. Agreement Not to Petition. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for Amsterdam, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause Amsterdam to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against Amsterdam under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy Code),
(b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for Amsterdam, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of Amsterdam. The provisions of this Section 9.12 shall survive termination of this Agreement.

        Section 9.13. Excess Funds. Notwithstanding any provisions contained in this Agreement to the contrary, Amsterdam shall not, and shall not be obligated to, pay any amount pursuant to this Agreement unless (i) Amsterdam has received funds which may be used to make such payment and which funds are not required to repay its commercial paper notes when due and (ii) after giving effect to such payment, either (x) Amsterdam could issue commercial paper notes to refinance all of its outstanding commercial paper notes (assuming such outstanding commercial paper notes matured at such time) in accordance with the program documents governing Amsterdam's securitization program or (y) all of Amsterdam's commercial paper notes are paid in full. Any amount which Amsterdam does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in ss.101 of the United States Bankruptcy Code) against or corporate obligation of Amsterdam for any such insufficiency unless and until Amsterdam satisfies the provisions of clauses (i) and (ii) above. This Section shall survive the termination of this Agreement.

        Section 9.14. No Recourse. The obligations of Amsterdam, its management company, its administrator and its referral agents (each a "Program Administrator") under any Transaction Document or other document (each, a "Program Document") to which a Program Administrator is a party are solely the corporate obligations of such Program Administrator and no recourse shall be had for such obligations against any Affiliate, director, officer, member, manager, employee, attorney or agent of any Program Administrator.

        Section 9.15. Limitation of Liability. No Person shall make a claim against the Agent or any Purchaser (or their respective Affiliates, directors, officers, members, managers, employees, attorneys or agents) for any special, indirect, consequential or punitive damages under any claim for breach of contract or other theory of liability in connection with the Transaction Documents or the transactions contemplated thereby, and the Seller (for itself, the Collection Agent and all other Persons claiming by or through the Seller) hereby waives any claim for any such damages.

        Section 9.16. Headings; Counterparts. Article and Section Headings in this Agreement are for reference only and shall not affect the construction of this Agreement. This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

        Section 9.17. Cumulative Rights and Severability. All rights and remedies of the Purchasers and Agent hereunder shall be cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.

        Section 9.18. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts) of the State of New York. The Seller hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York, New York for purposes of all legal proceedings arising out of, or relating to, the Transaction Documents or the transactions contemplated thereby. The Seller hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 9.18 shall affect the right of the Agent or any Purchaser to bring any action or proceeding against the Seller or its property in the courts of other jurisdictions.

        Section 9.19. WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, ANY TRANSACTION DOCUMENT OR ANY MATTER ARISING THEREUNDER.

        Section 9.20. Entire Agreement. The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

        Section 9.21. Elimination of Enhancer. From and after the date hereof, the Enhancer shall no longer be a party to this Agreement and shall not have a commitment hereunder.

        Section 9.22. Original Agreement. This Agreement amends and replaces in its entirety the Original Agreement. Reference to this specific Agreement need not be made in any agreement, document, instrument, letter, certificate, the Original Agreement itself, or any communication issued or made pursuant to or with respect to the Original Agreement, any reference to the Original Agreement being sufficient to refer to the Original Agreement as amended and restated hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.



ABN AMRO BANK N.V., as the Agent              ABN AMRO BANK N.V., as a Liquidity Provider




By: /s/ Thomas J. Educate                     By: /s/ Thomas J. Educate
    --------------------------------------        ----------------------------------------
Name:  Thomas J. Educate                      Name:  Thomas J. Educate
Title: Senior Vice President                  Title: Senior Vice President



By: /s/ Kevin G. Pilz                         By: /s/ Kevin G. Pilz
    --------------------------------------        ----------------------------------------
Name:  Kevin G. Pilz                          Name:  Kevin G. Pilz
Title: Vice President                         Title: Vice President
     Address: Structured Finance,                  Address: Structured Finance,
              Asset Securitization                          Asset Securitization
              135 South LaSalle Street                      135 South LaSalle Street
              Chicago, Illinois 60674-9135                  Chicago, Illinois 60674-9135
              Attention:  Purchaser Agent                   Attention:  Administrator-
              Telephone:  (312) 904-6263                                 Amsterdam
              Telecopy:  (312) 904-6376                     Telephone:  (312) 904-6263
                                                            Telecopy:  (312) 904-6376

                                       AMSTERDAM FUNDING CORPORATION




                                       By: /s/ Bernard J. Angelo
                                           ------------------------------------
                                       Name:  Bernard J. Angelo
                                       Title: Vice President
                                            Address:  c/o Global Securitization
                                            Services, LLC
                                            114 West 47th Street, Suite 1715
                                            New York, New York  10036
                                            Attention: Andrew Stidd
                                            Telephone: (212) 302-5151
                                            Telecopy:  (212) 302-8767

                                         CONSENTED AND AGREED:

                                         ABN AMRO BANK N.V., as the Enhancer




                                       By: /s/ Thomas J. Educate
                                           ------------------------------------
                                       Name:  Thomas J. Educate
                                       Title: Senior Vice President


                                       By: /s/ Kevin G. Pilz
                                           ------------------------------------
                                       Name:  Kevin G. Pilz
                                       Title: Vice President
                                            Address:  Structured Finance,
                                            Asset Securitization
                                            135 South LaSalle Street
                                            Chicago, Illinois  60603
                                            Attention: Enhancer - Amsterdam
                                            Telephone:  (312) 904-6263
                                            Telecopy:  (312) 904-4350

CROMPTON & KNOWLES RECEIVABLES                CROMPTON CORPORATION,
CORPORATION, as Seller                        as Initial Collection Agent

/s/ Antonio C. Bucci                          /s/ Robert Marchitello

By: Antonio C. Bucci                          By: Robert Marchitello
    ---------------------------------------       -----------------------------------
Title: Assistant Treasurer                    Title: Assistant Treasurer
     Address: Benson Road                     Address: Benson Road
              Middlebury, Connecticut 06749            Middlebury, Connecticut 06749
              Attention:  Robert A.                    Attention:  Robert A.
                          Marchitello                              Marchitello
              Telephone:  (203) 552-3150               Telephone:  (203) 552-3150
              Telecopy:   (203) 552-2868               Telecopy:   (203) 552-2868

Notices sent to:                              Notices sent to:

Benson Road                                   Benson Road
Middlebury, Connecticut 06749                 Middlebury, Connecticut 06749
Attention:  Robert A. Marchitello             Attention:  Robert A. Marchitello

With a copy to:                               With a copy to:

CROMPTON CORPORATION                          CROMPTON CORPORATION
Benson Road                                   Benson Road
Middlebury, Connecticut 06749                 Middlebury, Connecticut 06749

                                   SCHEDULE I
                                   DEFINITIONS

         The following terms have the meanings set forth, or referred to, below:

         "ABN AMRO" means ABN AMRO Bank N.V. in its individual capacity and not in its capacity as the Agent.

         "Adverse Claim" means, for any asset or property of a Person, a lien, security interest, charge, mortgage, pledge, hypothecation, assignment or encumbrance, or any other right or claim, in, of or on such asset or property in favor of any other Person, except (i) those in favor of the Agent and (ii) liens for taxes, assessments or charges of any Governmental Authority (other than Tax or ERISA liens) and liens of landlords, carriers, warehousemen, mechanics and materialmen imposed by law in the ordinary course of business, in each case (a) for amounts not yet due or (b) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP.

         "Affiliate" means, for any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, "control" means the power, directly or indirectly, to cause the direction of the management and policies of a Person.

         "Agent" is defined in the first paragraph hereof.

         "Agent's Account" means the account designated to the Seller and the Purchasers by the Agent.

         "Aggregate Commitment" means $127,500,000, as such amount may be reduced pursuant to Section 1.6.

         "Aggregate Investment" means the sum of the Investments of all Purchasers.

         "Aggregate Reserve" means, at any time at which such amount is calculated, the sum of the Loss Reserve, Dilution Reserve and Discount Reserve.

         "Allocated Commercial Paper" means commercial paper notes issued by Amsterdam for a tenor and in an amount specifically requested by any Person in connection with a Receivable Purchase Facility.

         "Amsterdam" is defined in the first paragraph hereof.

         "Amsterdam Funding Source" means any insurance company, bank or other financial institution providing liquidity, back-up purchase or credit support for Amsterdam.

         "Amsterdam Settlement" means the sum of all claims and rights to payment pursuant to Section 1.5 or 1.7 or any other provision owed to Amsterdam (or owed to the Agent or the Collection Agent for the benefit of Amsterdam) by the Seller that, if paid, would be applied to reduce Amsterdam's Investment.

         "Amsterdam Termination Date" means the earliest of (a) the Business Day designated by Amsterdam at any time to the Seller and (c) the Liquidity Termination Date.

         "Assigned Amsterdam Settlement" means, for each Committed Purchaser for any Put, the product of such Purchaser's Purchased Percentage and the amount of the Amsterdam Settlement being transferred pursuant to such Put.

         "Bankruptcy Event" means, for any Person, that (a) such Person makes a general assignment for the benefit of creditors or any proceeding is instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (b) such Person takes any corporate action to authorize any such action.

         "Break Funding Costs" means for any Pool Funded Purchase Interest amounts payable to Amsterdam under the applicable Receivables Purchase Facility in connection with any prepayment or amortization if amounts payable thereunder in excess of the amount of the investment or loan prepaid or amortized and accrued and unpaid interest or discount thereon.

         "Business Day" means any day other than (a) a Saturday, Sunday or other day on which banks in the States of New York, Connecticut or Illinois are authorized or required to close, (b) a holiday on the Federal Reserve calendar and, (c) solely for matters relating to a Eurodollar Tranche, a day on which dealings in Dollars are not carried on in the London interbank market.

         "Charge-Off" means any Receivable that has or should have been (in accordance with the Credit and Collection Policy) charged off or written off by the Seller.

         "Collection" means any amount paid, or deemed paid, on a Receivable, including from the proceeds of collateral securing, or any guaranty of, such Receivable or by the Seller under Section 1.5(b).

         "Collection Agent" is defined in Section 3.1(a).

         "Collection Agent Replacement Event" means the occurrence of any one or more of the following:

                   (a) any failure by the Collection Agent to make any payment, transfer or deposit required by any Transaction Document to be made by it which failure continues unremedied for one Business Day;

                   (b) failure on the part of the Collection Agent to observe or perform any covenant or agreement contained in Sections 3.2 or 3.3 of this Agreement;

                   (c) failure on the part of the Collection Agent to observe or perform any other covenant or agreement set forth in this Agreement or any other Transaction Document, which failure has a material adverse effect on any Purchaser and continues unremedied for a period of 30 days after the earlier of (i) the date on which written notice of the failure, requiring the same to be remedied, shall have been given to the Collection Agent by any Purchaser, or to and (ii) the date on which the Collection Agent became aware of such failure;

                   (d) the Daily Report shall fail to have been correct in any material respect when made or delivered or shall not have been delivered when required under the terms hereof;

                   (e) the Monthly Report shall fail to have been correct in any material respect when made or delivered, or shall not have been delivered when required under the terms hereof, and such condition continues unremedied for a period of three Business Days;

                   (f) any written representation, warranty, certification or statement made by the Collection Agent in, or pursuant to, any Transaction Document proves to have been incorrect in any material adverse respect when made; or

                   (g) the Collection Agent suffers a Bankruptcy Event.

         "Collection Agent Fee" is defined in Section 3.6.

         "Commitment" means, for each Committed Purchaser, the amount set forth on Schedule II, as adjusted in accordance with Sections 1.6 and 9.8.

         "Committed Purchasers" is defined in Section 1.1(b).

         "Concentration Limit" means (i) with respect to Obligors (other than Obligors on Foreign Receivables described in subclause (II) of clause (i) of the definition of Eligible Receivables) with senior unsecured long-term indebtedness rated A- (or higher) by S&P or A3 (or higher) by Moody's, an amount not to exceed 5% of the Eligible Receivables Balance, and (ii) with respect to all other Obligors, an amount not to exceed 3% of the Eligible Receivables Balance.

         "CP Dealer" means, at any time, each Person Amsterdam then engages as a placement agent or commercial paper dealer.

         "CP Rate" means, for any CP Tranche Period, a rate per annum equal to
(a) the weighted average of the rates at which commercial paper notes having a term equal to such CP Tranche Period may be sold by any CP Dealer selected by Amsterdam, as agreed between each such CP Dealer and Amsterdam, plus (b) on or after the occurrence of a Termination Event, 2%. If such rate is a discount rate, the CP Rate shall be the rate resulting from Amsterdam's converting such discount rate to an interest-bearing equivalent rate. If Amsterdam determines that due to disruptions in the commercial paper market that it is unable to issue commercial paper, then the CP Rate shall be the Prime Rate for so long as such condition shall continue. The CP Rate shall include all costs and expenses to Amsterdam of issuing the related commercial paper notes, including all dealer commissions and note issuance costs in connection therewith.

         "Credit and Collection Policy" means the Seller's credit and collection policy and practices relating to Receivables attached hereto as Exhibit I.

         "Crompton Credit Agreement" means that certain Credit Agreement, dated as of August 16, 2004, among Crompton Corporation, various lending institutions, Deutsche Bank AG, Cayman Islands Branch, as Deposit Bank and Deutsche Bank AG New York Branch, as Administrative Agent.

         "Crompton Entity" means the Parent and each Originator.

         "Daily Reporting Period" means, any period during which (i) the senior unsecured long-term debt of the Parent is rated less than BB- by S&P or Ba3 by Moody's (or either such rating is suspended or withdrawn) or (ii) a Financial Covenant Grace Period exists.

         "Deemed Collections" is defined in Section 1.5(c).

         "Default Multiple" means the following amounts based upon the long-term senior unsecured credit rating of the Parent:

         ----------------------  -----------------------  ----------------
            Credit Ratings           Credit Ratings
              for Parent               for Parent
                Moody's                   S&P             Default Multiple
         ----------------------  -----------------------  ----------------
            Baa3 or greater          BBB- or greater           1.50x
         ----------------------  -----------------------  ----------------
                  Ba1                      BB+                 1.50x
         ----------------------  -----------------------  ----------------
                  Ba2                       BB                 1.75x
         ----------------------  -----------------------  ----------------
                  Ba3                      BB-                  2.0x
         ----------------------  -----------------------  ----------------
         Below Ba3 or no rating   Below BB- or no rating        2.5x
         ----------------------  -----------------------  ----------------

If the ratings of the Parent from Moody's and S&P would result in different Default Multiples, the greater Default Multiple shall apply. Notwithstanding the foregoing, during any Financial Covenant Grace Period the Default Multiple shall equal 2.5x.

         "Default Ratio" means, at any time, the ratio of (a) the then aggregate outstanding balance of all Defaulted Receivables (minus Charge-Offs) to (b) the then aggregate outstanding balance of all Receivables (minus Charge-Offs).

         "Defaulted Receivable" means any Receivable (a) on which any amount is unpaid more than (i) for Davis-Standard Corporation, 90 days past its original invoice date and (ii) for all other Originators, 90 days past its original due date, or (b) the Obligor on which has suffered a Bankruptcy Event.

         "Delinquency Multiple" means the following amounts based upon the long-term senior unsecured credit rating of the Parent:

         ----------------------  ----------------------  --------------------
            Credit Ratings          Credit Ratings
              for Parent              for Parent
                Moody's                  S&P             Delinquency Multiple
         ----------------------  ----------------------  --------------------
            Baa3 or greater         BBB- or greater              2.0x
         ----------------------  ----------------------  --------------------
                  Ba1                     BB+                   2.25x
         ----------------------  ----------------------  --------------------
                  Ba2                      BB                    2.5x
         ----------------------  ----------------------  --------------------
                  Ba3                     BB-                    3.0x
         ----------------------  ----------------------  --------------------
         Below Ba3 or no rating  Below BB- or no rating          4.0x
         ----------------------  ----------------------  --------------------

If the ratings of the Parent from Moody's and S&P would result in different Delinquency Multiples, the greater Delinquency Multiple shall apply. Notwithstanding the foregoing, during any Financial Covenant Grace Period the Delinquency Multiple shall equal 4.0x.

         "Delinquency Ratio" means, at any time, the ratio of (a) the then aggregate outstanding balance of all Delinquent Receivables to (b) the then aggregate outstanding balance of all Receivables.

         "Delinquent Receivable" means any Receivable (other than a Charge-Off or Defaulted Receivable) on which any amount is unpaid more than (i) for Davis Standard Corporation, 31-90 days past its original invoice date and (ii) for all other Originators, 31-90 days past its original due date.

         "Deposit Date" means each day on which any Collections are deposited in any Lock-Box Account or on which the Collection Agent receives any Collections.

         "Designated Financial Officer" means each of Chief Financial Officer, Treasurer and Assistant Treasurer.

         "Dilution Ratio" means, for any period, the ratio computed by dividing
(a) the aggregate amount of payments owed by the Seller pursuant to the first sentence of Section 1.5(b) during such period by (b) the aggregate amount of Collections received during such period.

         "Dilution Reserve" means, the product of (a) the Dilution Reserve Multiple times the highest three consecutive month average Dilution Ratio (expressed as a decimal) as of the last day of each of the last twelve calendar months, and (b) the Eligible Receivables Balance.

         "Dilution Reserve Multiple" means the following amounts based upon the long-term senior unsecured credit rating of the Parent:

         ----------------------  ----------------------  ----------------
            Credit Ratings          Credit Ratings
              for Parent              for Parent            Dilution
                Moody's                  S&P             Reserve Multiple
         ----------------------  ----------------------  ----------------
            Baa3 or greater         BBB- or greater           2.5x
         ----------------------  ----------------------  ----------------
                  Ba1                     BB+                 3.0x
         ----------------------  ----------------------  ----------------
                  Ba2                      BB                 3.5x
         ----------------------  ----------------------  ----------------
                  Ba3                     BB-                 4.0x
         ----------------------  ----------------------  ----------------
         Below Ba3 or no rating  Below BB- or no rating       5.0x
         ----------------------  ----------------------  ----------------

If the ratings of the Parent from Moody's and S&P would result in different Dilution Reserve Multiples, the greater Dilution Reserve Multiple shall apply. Notwithstanding the foregoing, during any Financial Covenant Grace Period the Dilution Reserve Multiple shall equal 5.0x.

         "Discount" means, for any Tranche Period, (a) the product of (i) the Discount Rate for such Tranche Period, (ii) the total amount of Investment allocated to the Tranche Period, and (iii) the number of days elapsed during the Tranche Period divided by (b) 360 days.

         "Discount Period" means, with respect to any Settlement Date or the Liquidity Termination Date, the period from and including the preceding Settlement Date (or if none, the date that the first Incremental Purchase is made hereunder) to but not including such Settlement Date or Liquidity Termination Date, as applicable.

         "Discount Rate" means, for any Tranche Period, the CP Rate, the Eurodollar Rate or the Prime Rate, as applicable.

         "Discount Reserve" means, at any time, the product of (a) 1.5 multiplied by (b) the rate announced by ABN AMRO as its "Prime Rate" (which may not be its best or lowest rate) plus 100 basis points (1.00%) multiplied by (c) Aggregate Investment multiplied by (d) a fraction, the numerator of which is the average Turnover Rate as of the last day of the last three calendar months and the denominator of which is 360.

         "Dollar" and "$" means lawful currency of the United States of America.

         "Early Payment Fee" means, if any Investment of a Purchaser allocated (or, in the case of a requested Purchase not made by the Committed Purchasers for any reason other than their default, scheduled to be allocated) to a Tranche Period for a CP Tranche or Eurodollar Tranche is reduced or terminated before the last day of such Tranche Period (the amount of Investment so reduced or terminated being referred to as the "Prepaid Amount"), the cost to the relevant Purchaser of terminating or reducing such Tranche, which (a) for a CP Tranche means any compensation payable in prepaying the related commercial paper or, if not prepaid, any shortfall between the amount that will be available to Amsterdam on the maturity date of the related commercial paper from reinvesting the Prepaid Amount in Permitted Investments and the Face Amount of such commercial paper and (b) for a Eurodollar Tranche will be determined based on the difference between the LIBOR applicable to such Tranche and the LIBOR applicable for a period equal to the remaining maturity of the Tranche on the date the Prepaid Amount is received.

         "Eligible Receivable" means, at any time, any Receivable:

         (i) the Obligor of which (a) is a resident of, or organized under the laws of, or with its chief executive office in, the USA; provided, however, that
(I) not more than 10% of Eligible Receivables at any time may consist of Receivables due from an Obligor which is not a resident of, or organized under the laws of, or with its chief executive office in, the USA (each, a "Foreign Receivable") if the applicable Originator is the account party to a letter of credit or letters of credit issued by a financial institution acceptable to the Agent naming the Collection Agent (or a permitted sub-collection agent) as beneficiary in a face amount not less than the aggregate invoiced amount of Foreign Receivables of such Originator and in form and substance satisfactory to the Agent, and (II) not more than 10% of Eligible Receivables at any time may consist of Foreign Receivables not covered by clause (I) above if (x) the applicable Obligor (1) is a resident of a country that is a member of the Organization of Economic Cooperation and Development, and (2) has a long-term senior unsecured credit rating of at least BBB- by S&P and Baa3 by Moody's and
(y) all payments of such Receivables are required to be made in US dollars into a Lock-Box Account; (b) is not an Affiliate of any Crompton Entity; (c) is not a government or a governmental subdivision or agency; (d) has not suffered a Bankruptcy Event; (e) is a customer of the Originator in good standing; and (f) is not the Obligor of Receivables 25% or more of which are Defaulted Receivables;

        (ii) which is stated to be due and payable within 90 days after the invoice therefor; provided, however, that not more than 10% of Eligible Receivables (other than Foreign Receivables) at any time may consist of Receivables which are stated to be due and payable within 91 to 360 days after invoice therefor;

       (iii) which is not a Defaulted Receivable or a Charge-Off;

        (iv) which is an "account" within the meaning of Section 9-102(a) of the UCC of all applicable jurisdictions;

         (v) which is denominated and payable only in Dollars in the USA and is non-interest bearing; provided that a Receivable shall not be deemed to be interest bearing solely as a result of the Seller's lawful imposition of an interest or other charge on any Receivable that remains unpaid for some specified period of time;

        (vi) which arises under a contract that is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim, defense or other Adverse Claim, and is not an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code;

       (vii) which arises under a contract that (a) contains an obligation to pay a specified sum of money and is subject to no contingencies and (b) does not contain a confidentiality provision that purports to restrict any Purchaser's exercise of rights under this Agreement, including, without limitation, the right to review such contract;

      (viii) which does not, in whole or in part, contravene any law, rule or regulation applicable thereto (including, without limitation, those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy); and

        (ix) which satisfies all applicable requirements of the Credit and Collection Policy and was generated in the ordinary course of each Originator's business from the sale of goods or provision of services to a related Obligor solely by each Originator.

         "Eligible Receivables Balance" means, at any time, (a) the aggregate outstanding principal balance of all Eligible Receivables less (b) an amount equal to (1) the portion of the aggregate outstanding principal balance of Eligible Receivables which exceed the Concentration Limit minus (2) the dollar amounts of the Tax Liability Amount. The Eligible Receivables Balance for Receivables and the Tax Liability Amount payable in currencies other than Dollars shall be calculated in Dollars using the applicable Exchange Rate.

         "Eurodollar Rate" means, for any Tranche Period for a Eurodollar Tranche, the sum of (a) LIBOR for such Tranche Period divided by 1 minus the "Reserve Requirement" plus (b) the amount specified in the Fee Letter plus (c) during the continuance of any Financial Covenant Grace Period and on or after the occurrence of a Termination Event, the amount specified in the Fee Letter; where "Reserve Requirement" means, for any Tranche Period for a Eurodollar Tranche, the maximum reserve requirement imposed during such Tranche Period on "eurocurrency liabilities" as currently defined in Regulation D of the Board of Governors of the Federal Reserve System.

         "Exchange Agent" means the person appointed as exchange agent pursuant to Section 3.10(a).

         "Exchange Rate" means with respect to any foreign currency in which a Receivable is payable the amount of such currency that would be required to purchase a Dollar based on the foreign exchange market for such currency on the date the Receivable is purchased as set forth on the Bloomberg Professional Service Composite NY quote as of the close of business on the Purchase Date.

         "Face Amount" means the face amount of any Amsterdam commercial paper issued on a discount basis or, if not issued on a discount basis, the principal amount of such note and interest scheduled to accrue thereon to its stated maturity.

         "Federal Funds Rate" means for any day the greater of (i) the average rate per annum as determined by ABN AMRO at which overnight Federal funds are offered to ABN AMRO for such day by major banks in the interbank market, and
(ii) if ABN AMRO is borrowing overnight funds from a Federal Reserve Bank that day, the average rate per annum at which such overnight borrowings are made on that day. Each determination of the Federal Funds Rate by ABN AMRO shall be conclusive and binding on the Seller except in the case of manifest error.

         "Fee Letter" means the letter agreement dated as of the date hereof among the Seller, the Liquidity Providers, the Agent and Amsterdam.

         "Financial Covenant Grace Period" means any period commencing on the date on which a Potential Termination Event described in clause (m) of the definition of Termination Event first occurs and ending on the date on which such Potential Termination Event ceases to exist or has been waived.

         "Funding Agreement" means any agreement or instrument executed by Amsterdam and executed by or in favor of any Amsterdam Funding Source or executed by any Amsterdam Funding Source at the request of Amsterdam.

         "Funding Charges" means, for each day, the sum of (i) discount accrued on Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and commercial paper dealers in respect of such Pooled Commercial Paper for such day, plus (iii) issuing and paying agents' fees incurred on such Pooled Commercial Paper for such day, plus
(iv) other costs associated with funding small or odd-lot amounts with respect to all Receivable Purchase Facilities which are funded by Pooled Commercial Paper for such day, minus (v) any accrual of income net of expenses received on such day from investment of collections received under all Receivable Purchase Facilities funded with Pooled Commercial Paper, minus (vi) any payment received on such day net of expenses in respect of Break Funding Costs related to the prepayment of any Purchase Interests held by Amsterdam pursuant to the terms of any Receivable Purchase Facilities funded substantially with Pooled Commercial Paper.

         "GAAP" means generally accepted accounting principles in the USA, applied on a consistent basis.

         "Governmental Authority" means any (a) Federal, state, municipal or other governmental entity, board, bureau, agency or instrumentality, (b) administrative or regulatory authority (including any central bank or similar authority) or (c) court, judicial authority or arbitrator, in each case, whether foreign or domestic.

         "Incremental Purchase" is defined in Section 1.1(b).

         "Initial Collection Agent" is defined in the first paragraph hereof.

         "Instructing Group" means the Required Liquidity Providers, and, unless the Amsterdam Termination Date has occurred and Amsterdam has no Investment, Amsterdam.

         "Intended Tax Characterization" is defined in Section 9.9.

         "Interim Liquidation" means any time before the Liquidity Termination Date during which no Reinvestment Purchases are made by any Purchaser, as established pursuant to Section 1.2.

         "Investment" means, for each Purchaser, (a) the sum of (i) all Incremental Purchases by such Purchaser and (ii) the aggregate amount of any payments or exchanges made by, or on behalf of, such Purchaser to any other Purchaser under Article II minus (b) all Collections, amounts received from other Purchasers under Article II, and other amounts received or exchanged and, in each case, applied by the Agent or such Purchaser to reduce such Purchaser's Investment. A Purchaser's Investment shall be restored to the extent any amounts so received or exchanged and applied are rescinded or must be returned for any reason.

         "LIBOR" means, for any Tranche Period for a Eurodollar Tranche or other time period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Tranche Period or other period, which appears on Page 3750 of the Telerate Service (or any successor page or successor service that displays the British Bankers' Association Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) two Business Days before the commencement of such Tranche Period or other period. If for any Tranche Period for a Eurodollar Tranche no such displayed rate is available (or, for any other period, if such displayed rate is not available or the need to calculate LIBOR is not notified to the Agent at least 3 Business Days before the commencement of the period for which it is to be determined), the Agent shall determine such rate based on the rates ABN AMRO is offered deposits of such duration in the London interbank market.

         "Limited Guaranty" means the Limited Guaranty, dated the date hereof, from the Parent in favor of the Agent.

         "Liquidation Period" means, for Amsterdam only, all times when Amsterdam is not making Reinvestment Purchases pursuant to Section 1.1(d) and, for all Purchasers, all times (x) during an Interim Liquidation and (y) on and after the Liquidity Termination Date.

         "Liquidity Providers" is defined in the first paragraph hereof.

         "Liquidity Termination Date" means the earliest of (a) the date of the occurrence of a Termination Event described in clause (e) of the definition of Termination Event, (b) the date designated by the Agent to the Seller at any time after the occurrence of any other Termination Event, (c) the Business Day designated by the Seller with no less than five (5) Business Days prior notice to the Agent and (d) August 15, 2007.

         "Lock-Box" means each post office box or bank box listed on Exhibit F, as revised pursuant to Section 5.1(i).

         "Lock-Box Account" means each account maintained by the Collection Agent at a Lock-Box Bank for the purpose of receiving or concentrating Collections.

         "Lock-Box Agreement" means each agreement between the Collection Agent and a Lock-Box Bank concerning a Lock-Box Account.

         "Lock-Box Bank" means each bank listed on Exhibit F, as revised pursuant to Section 5.1(i).

         "Lock-Box Letter" means a letter in substantially the form of Exhibit G (or otherwise acceptable to the Agent) from the Seller and the Collection Agent to each Lock-Box Bank, acknowledged and accepted by such Lock-Box Bank and the Agent.

         "Loss Reserve" means, at any time, the product of (i) the greatest of
(a) 15.0%, (b) Delinquency Multiple times the highest three month rolling average Delinquency Ratio (expressed as a decimal) as of the last day of each of the last twelve calendar months and (c) Default Multiple times the highest three month rolling average Default Ratio (expressed as a decimal) as of the last day of each of the last twelve calendar months multiplied by (ii) the Eligible Receivables Balance.

         "Loss-to-Liquidation Ratio" means, for any period, the ratio of the outstanding balance of Charge-Offs to the aggregate amount of Collections during such period.

         "Matured Aggregate Investment" means, at any time, the Matured Value of Amsterdam's Investment plus the total Investments of all other Purchasers then outstanding.

         "Matured Value" means, of any Investment, the sum of such Investment and all unpaid Discount, fees and other amounts scheduled to become due (whether or not then due) on such Investment during all Tranche Periods to which any portion of such Investment has been allocated.

         "Maximum Incremental Purchase Amount" means, at any time, the lesser of
(a) the difference between the Purchase Limit and the Aggregate Investment then outstanding and (b) the difference between the Aggregate Commitment and the Matured Aggregate Investment then outstanding.

         "Monthly Reporting Period" means, any period which is not a Weekly Reporting Period or a Daily Reporting Period.

         "Moody's" means Moody's Investors Service, Inc.

         "Obligor" means, for any Receivable, each Person obligated to pay such Receivable and each guarantor of such obligation.

         "Originators" means each of Crompton Sales Company, Inc., Davis Standard Corporation and Crompton Corporation.

         "Parent" means Crompton Corporation, a Delaware corporation.

         "Periodic Report" means, for any Reporting Date, (i) during any Monthly Reporting Period, a report reflecting the information as of the close of business of the Collection Agent for the immediately preceding calendar month, containing the information described on Exhibit C-1 (with such modifications or additional information as requested by the Agent or the Instructing Group), (ii) during any Weekly Reporting Period, a report reflecting the information as of the close of business of the Collection Agent for the immediately preceding calendar week, containing the information described on Exhibit C-2 (with such modifications or additional information as requested by the Agent or the Instructing Group) and (iii) during any Daily Reporting Period, a report reflecting the information as of the close of business of the Collection Agent for the second preceding calendar day, containing the information described on Exhibit C-3 (with such modifications or additional information as requested by the Agent or the Instructing Group).

         "Permitted Investments" means (a) evidences of indebtedness, maturing within thirty (30) days after the date of purchase thereof, issued by, or guaranteed by the full faith and credit of, the federal government of the USA,
(b) repurchase agreements with banking institutions or broker-dealers the short-term unsecured obligations of which is rated at least "A-1" (or the equivalent) by S&P and at least "P-1" (or the equivalent) by Moody's registered under the Securities Exchange Act of 1934 which are fully secured by obligations of the kind specified in clause (a), (c) money market funds (i) rated not lower than the highest rating category from Moody's and "AAA m" or "AAAm-g," from S&P or (ii) which are otherwise acceptable to the Rating Agencies or (d) commercial paper issued by any corporation incorporated under the laws of the USA and rated at least "A-1" (or the equivalent) by S&P and at least "P-1" (or the equivalent) by Moody's.

         "Person" means an individual, partnership, corporation, association, joint venture, Governmental Authority or other entity of any kind.

         "Pool Funded Purchase Interest" means each investment or loan of Amsterdam under a Receivables Purchase Facility funded with Pooled Commercial Paper.

         "Pooled Allocation" means, for each Pool Funded Purchase Interest, an amount each day equal to the product of (i) the Pooled Percentage Share of such Purchase Interest on such day multiplied by (ii) the aggregate amount of Funding Charges for such day.

         "Pooled Commercial Paper" means commercial paper notes of Amsterdam except (A) Allocated Commercial Paper, and (B) Specially Pooled Paper.

         "Pooled Percentage Share" means, for each Pool Funded Purchase Interest, a fraction (expressed as a percentage) the numerator of which is equal to the Investment associated with such Pool Funded Purchase Interest and the denominator of which is equal to the aggregate amount of all outstanding investment (or comparable terms used in any Receivable Purchase Facility) held by Amsterdam which is funded substantially with Pooled Commercial Paper.

         "Potential Termination Event" means any Termination Event or any event or condition that with the lapse of time or giving of notice, or both, would constitute a Termination Event.

          "Prime Rate" means, for any period, the daily average during such period of (a) the greater of (i) the floating commercial loan rate per annum of ABN AMRO (which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by ABN AMRO) announced from time to time as its prime rate or equivalent for Dollar loans in the USA, changing as and when said rate changes and (ii) the Federal Funds Rate plus 0.75% plus (b) on or after the occurrence of a Termination Event, the amount set forth in the Fee Letter.

         "Purchase" is defined in Section 1.1(a).

         "Purchase Agreement" means the Receivables Purchase Agreement dated as of the date hereof among the Seller and each Originator.

         "Purchase Amount" is defined in Section 1.1(c).

         "Purchase Date" is defined in Section 1.1(c).

         "Purchase Interest" means, for a Purchaser, the percentage ownership interest in the Receivables and Collections held by such Purchaser, calculated when and as described in Section 1.1(a); provided, however, that (except for purposes of computing a Purchase Interest or the Sold Interest in Section 1.5 or 1.7) at any time the Sold Interest would otherwise exceed 100.0% each Purchaser then holding any Investment shall have its Purchase Interest reduced by multiplying such Purchase Interest by a fraction equal to 100.0% divided by the Sold Interest otherwise then in effect, so that the Sold Interest is thereby reduced to 100.0%.

         "Purchase Limit" means $125,000,000.

         "Purchasers" means the Liquidity Providers and Amsterdam.

         "Put" is defined in Section 2.l(a).

         "Ratable Share" is defined in the Transfer Agreement.

         "Rating Agency" means Moody's, S&P and any other rating agency Amsterdam chooses to rate its commercial paper notes.

         "Ratings" means the ratings by the Rating Agencies of the indebtedness for borrowed money of Amsterdam.

         "Receivable" means each obligation of an Obligor to pay for merchandise sold or services rendered by any Originator and includes such Originator's rights to payment of any interest or finance charges and in the merchandise (including returned goods) and contracts relating to such Receivable, all security interests, guaranties and property securing or supporting payment of such Receivable, all Records and all proceeds of the foregoing. During any Interim Liquidation and on and after the Liquidity Termination Date, the term "Receivable" shall only include receivables existing on the date such Interim Liquidation commenced or Liquidity Termination Date occurred, as applicable. Deemed Collections shall reduce the outstanding balance of Receivables hereunder, so that any Receivable that has its outstanding balance deemed collected shall cease to be a Receivable hereunder after (x) the Collection Agent receives payment of such Deemed Collections under Section 1.5(b) or (y) if such Deemed Collection is received before the Liquidity Termination Date, an adjustment to the Sold Interest permitted by Section 1.5(c) is made.

         "Receivable Purchase Facility" means any receivables purchase agreement, loan agreement or other similar contractual arrangement to which Amsterdam is a party relating to the transfer, purchase or financing of receivables or other assets.

         "Records" means, for any Receivable, all contracts, books, records and other documents or information (including computer programs, tapes, disks, software and related property and rights) relating to such Receivable or the related Obligor.

         "Reinvestment Purchase" is defined in Section 1.1(b).

         "Reporting Date" means, (i) during any Monthly Reporting Period, the 20th day of each calendar month, (ii) during any Weekly Reporting Period, Tuesday of each calendar week and (iii) during any Daily Reporting Period, each calendar day.

         "Reporting Period" means, a Daily Reporting Period, Weekly Reporting Period and Monthly Reporting Period, as applicable.

         "Required Liquidity Providers" means Liquidity Providers having Liquidity Provider Commitments in excess of 66-2/3% of the Commitment of all Liquidity Providers.

         "Reserve Percentage" means, at any time, the quotient obtained by dividing (a) the Aggregate Reserve by (b) the Eligible Receivables Balance.

         "Seller" is defined in the first paragraph hereof.

         "Seller Account" means the Seller's account number 035-1-084215 at The Chase Manhattan Bank, New York, New York or such other account designated by the Seller to the Agent with at least ten (10) days prior notice.

         "Settlement Date" means the 20th day of each calendar month.

         "Sold Interest" is defined in Section 1.1(a).

         "Special Transaction Subaccount" means the special transaction subaccount established for this Agreement pursuant to Amsterdam's depositary agreement.

         "Specially Pooled Paper" means the aggregate of all commercial paper notes of Amsterdam issued in connection with receivables purchase facilities designated from time to time by the Agent (in its sole discretion). Specially Pooled Paper will not include Pooled Commercial Paper or Allocated Commercial Paper at any time.

         "S&P" means Standard & Poor's Ratings Group.

         "Subordinated Notes" means each buyer note issued by the Seller to the applicable Originator under the Purchase Agreement.

         "Subsidiary" means any Person of which at least a majority of the voting stock (or equivalent equity interests) is owned or controlled by the Seller or any Crompton Entity or by one or more other Subsidiaries of the Seller or such Crompton Entity. The Subsidiaries of the Parent on the date hereof are listed on Exhibit E.

         "Tax Liability Amount" means at any date the amount carried in the Originator's records representing the obligation to pay or reimburse all sales taxes, value added taxes or similar taxes payable with respect to Eligible Receivables and any interest, penalties or other charges with respect thereto.

         "Taxes" means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

         "Termination Date" means (a) for Amsterdam, the Amsterdam Termination Date and (b) for the Liquidity Providers, the Liquidity Termination Date.

         "Termination Event" means the occurrence of any one or more of the following:

         (a) any representation, warranty, certification or statement made by the Seller or any Crompton Entity in, or pursuant to, any Transaction Document proves to have been incorrect in any material respect when made; or

         (b) the Collection Agent, any Crompton Entity or the Seller fails to make any payment or other transfer of funds hereunder when due (including any payments under Section 1.5(a)); or

         (c) the Seller fails to observe or perform any covenant or agreement contained in Sections 3.3, 5.1(b), 5.1(e), 5.1(g), 5.1(i), or 5.1(j) of this
Agreement or any Originator fails to perform any covenant or agreement in Sections 6.1(d), 6.1(f), 6.1(i), 6.1(j), 6.1(k), 6.2(b) or 6.3 of each Purchase
Agreement; or

         (d) the Seller or the Collection Agent (or any sub-collection agent) fails to observe or perform any other term, covenant or agreement under any Transaction Document, and such failure remains unremedied for thirty days; or

         (e) the Seller, any Originator or any Subsidiary suffers a Bankruptcy Event; or

         (f) the average of the Delinquency Ratios as of the end of each of the most recent three calendar months exceeds 12.0%, the average of the Default Ratios as of the end of each of the most recent three calendar months exceeds 15.0%, the Dilution Ratio at the end of any calendar month measured for the three month calendar period then ending exceeds 5.0% or the Loss-to-Liquidation Ratio at the end of any calendar month measured for the three month calendar period then ending exceeds 1.0%; or

         (g) (i) the Seller, any Crompton Entity or any Affiliate, directly or indirectly, disaffirms or contests the validity or enforceability of any Transaction Document or (ii) any Transaction Document fails to be the enforceable obligation of the Seller or any Affiliate party thereto; or

         (h) the Seller or any Subsidiary (A) generally does not pay its debts as such debts become due or admits in writing its inability to pay its debts generally or (B) fails to pay any of its indebtedness (except in aggregate principal amount of less than $1,000,000 or indebtedness under the Crompton Credit Agreement) or defaults in the performance of any provision of any agreement under which such indebtedness was created or is governed and such default permits such indebtedness to be declared due and payable or to be required to be prepaid before the scheduled maturity thereof; or

         (i) any event occurs or condition exists which constitutes an Event of Default (as defined in the Crompton Credit Agreement) under the Crompton Credit Agreement; provided, however, that such Event of Default under the Crompton Credit Agreement shall not constitute a Termination Event hereunder until the earlier to occur of (x) the 91st day after the date on which such Event of Default arises under the Crompton Credit Agreement so long as such Event of Default is then continuing and (y) the acceleration by the Lenders thereunder of the obligations under the Crompton Credit Agreement ; or

         (j) the average of the Turnover Rates for each of the most recent three calendar months exceeds 90 days; or

         (k) a Collection Agent Replacement Event has occurred and is continuing with respect to the Initial Collection Agent; or

         (l) the Parent shall fail to own and control, directly or indirectly,
(i) 100.0% of the outstanding voting stock of the Seller and each Originator; or

         (m) the Parent shall fail to comply with any covenant set forth in Sections 9.08 and 9.09 of the Crompton Credit Agreement (as such Crompton Credit Agreement is in effect as of August 16, 2004, without regard to any subsequent amendment, supplement, waiver or termination thereof or any defined terms contained therein, in each case unless consented to by the Agent at the direction of the Instructing Group); provided, however, that the Parent's failure to comply with such Sections of the Crompton Credit Agreement shall not constitute a Termination Event hereunder until the earliest to occur of (x) the 91st day after the date on which such failure to comply constitutes an Event of Default under the Crompton Credit Agreement so long as such Event of Default is then continuing and (y) the acceleration by the Lenders thereunder of the obligations under the Crompton Credit Agreement.

Notwithstanding the foregoing, a failure of a representation or warranty or breach of any covenant described in clause (a), (c) or (d) above related to a Receivable shall not constitute a Termination Event if the Seller has been deemed to have collected such Receivable pursuant to Section 1.5(b) or, before the Liquidity Termination Date, has adjusted the Sold Interest as provided in
Section 1.5(c) so that such Receivable is no longer considered to be outstanding.

         "Tranche" means a portion of the Investment of Amsterdam or of the Committed Purchasers allocated to a Tranche Period pursuant to Section 1.3. A Tranche is a (i) CP Tranche, (ii) Eurodollar Tranche or (iii) Prime Tranche depending whether Discount accrues during its Tranche Period based on a (i) CP Rate, (ii) Eurodollar Rate, or (iii) Prime Rate.

         "Tranche Period" means a period of days ending on a Business Day selected pursuant to Section 1.3, which (i) for a CP Tranche shall not exceed 270 days, (ii) for a LIBOR Tranche shall not exceed 180 days, and (iii) for a Prime Tranche shall not be less than 2 days and shall not exceed 30 days.

         "Transaction Documents" means this Agreement, the Fee Letter, the Limited Guaranty, the Purchase Agreements, the Subordinated Notes and all other documents, instruments and agreements executed or furnished in connection herewith and therewith.

         "Transfer Agreement" means the Amsterdam Transfer Agreement dated the date hereof between Amsterdam, ABN AMRO Bank N.V., in its capacity as Amsterdam's Agent and a Liquidity Provider and the other Persons who become Liquidity Providers hereunder.

         "Transfer Supplement" is defined in Section 9.8.

         "Turnover Rate" means, for any period for which it is calculated, the product, expressed in days, of (A) (1) the outstanding balance of all Receivables at the beginning of such period divided by (2) the average daily Collections (other than Deemed Collections) during such period multiplied by (B) 30.

         "UCC" means, for any state, the Uniform Commercial Code as in effect in such state.

         "USA" means the United States of America (including all states and political subdivisions thereof).

         "Unused Aggregate Commitment" means, at any time, the difference between the Aggregate Commitment then in effect and the outstanding Matured Aggregate Investment.

         "Unused Commitment" means, for any Committed Purchaser at any time, the difference between its Commitment and its Investment then outstanding.

         "Weekly Reporting Period" means, any period during which the senior unsecured long-term debt of the Parent is rated less than BB+ by S&P or Ba1 by Moody's (or either such rating is suspended or withdrawn) and which is not a Daily Reporting Period.

         The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Unless otherwise inconsistent with the terms of this Agreement, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP. Amounts to be calculated hereunder shall be continuously recalculated at the time any information relevant to such calculation changes.

                                   SCHEDULE II

           LIQUIDITY PROVIDERS AND COMMITMENTS OF COMMITTED PURCHASERS



         Name of Liquidity Provider                     Commitment
         --------------------------                     ----------

         ABN AMRO Bank N.V.                             $127,500,000

                                    EXHIBIT A
                                       TO
             SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT

                      FORM OF INCREMENTAL PURCHASE REQUEST


                              ______________, 200_



ABN AMRO Bank N.V., as Agent
Asset Securitization, Structured Finance
Suite 725
135 South LaSalle Street
Chicago, Illinois 60674-9135
Attn:  Purchaser Agent-Amsterdam

     Re: Second Amended and Restated Receivables Sale Agreement dated as of
      August 16, 2004 (as amended or restated from time to time, the "Sale Agreement") among Crompton & Knowles Receivables Corporation, as Seller,
               Crompton Corporation, as Initial Collection Agent,
                          ABN AMRO Bank N.V., as Agent,
                          and the Purchasers thereunder

Ladies and Gentlemen:

         The undersigned Seller under the above-referenced Sale Agreement hereby confirms its has requested an Incremental Purchase of $___________ by Amsterdam under the Sale Agreement. [IN THE EVENT AMSTERDAM IS UNABLE OR UNWILLING TO MAKE THE REQUESTED INCREMENTAL PURCHASE, THE SELLER HEREBY REQUESTS AN INCREMENTAL PURCHASE OF $___________ BY THE COMMITTED PURCHASERS UNDER THE SALE AGREEMENT AT THE [EURODOLLAR RATE WITH A TRANCHE PERIOD OF _____ MONTHS.] [PRIME RATE]].

         Attached hereto as Schedule I is information relating to the proposed Incremental Purchase required by the Sale Agreement. If on the date of this Incremental Purchase Request ("Notice"), an Interim Liquidation is in effect, this Notice revokes our request for such Interim Liquidation so that Reinvestment Purchases shall immediately commence in accordance with Section 1.1(d) of the Sale Agreement.

         The Seller hereby certifies that both before and after giving effect to [EACH OF] the proposed Incremental Purchase[S] contemplated hereby and the use of the proceeds therefrom, all of the requirements of Section 7.2 of the Sale Agreement have been satisfied.

                                       Very truly yours,

                                       CROMPTON & KNOWLES RECEIVABLES
                                         CORPORATION



                                       By
                                       Title____________________________________

                                   SCHEDULE I
                                       TO
                          INCREMENTAL PURCHASE REQUESTS


               SUMMARY OF INFORMATION RELATING TO PROPOSED SALE(S)

         1.       Dates, Amounts, Purchaser(s), Proposed Tranche Periods

A1       Date of Notice                                                                                   _________


A2       Measurement Date (the last
         Business Day of the preceding
         calendar month or the preceding
         Business Day, as applicable)                                                                     _________

A3       Proposed Purchase Dates               _________        _________         _________               _________
         (each of which is a
         Business Day)

A4       Respective Proposed
         Incremental Purchase on
         each such Purchase Date               $_________       $_________        $_________             $_________
         (each Incremental                         (A4A)             (A4B)            (A4C)                (A4D)
         Purchase must be in a
         minimum amount of
         $1,000,000 and multiples
         thereof, or, if less, an
         amount equal to the
         Maximum Incremental
         Purchase Amount)

A5       Proposed Allocation
         among Purchasers

                         Amsterdam             $_________       $_________        $_________             $_________

                         Liquidity
                           Providers           $_________       $_________        $_________             $_________

A6       Tranche Period
         and, for Committed
         Purchasers, Tranche Rate(s)

                    Starting Date              _________        _________         _________               _________
                    Ending Date                _________        _________         _________               _________
                    Number of Days             _________        _________         _________               _________
                    Prime or Eurodollar
                    (for Committed
                    Purchasers only)           _________        _________         _________               _________

         Each proposed Purchase Date must be a Business Day and must occur no later than two weeks after the Measurement Date set forth above. The choice of Measurement Date is a risk undertaken by the Seller. If a selected Measurement Date is not the applicable Purchase Date, the Seller's choice and disclosure of such date shall not in any manner diminish or waive the obligation of the Seller to assure the Purchasers that, after giving effect to the proposed Purchase, the actual Sold Interest as of the date of such proposed Purchase does not exceed 100.0%.

                                    EXHIBIT B
                                       TO
             SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT

                 FORM OF NOTIFICATION OF ASSIGNMENT TO AMSTERDAM
                          FROM THE COMMITTED PURCHASERS


                              ______________, 200__



Crompton & Knowles
  Receivables Corporation
_________________________
_________________________


ABN AMRO Bank N.V., as Agent
Asset Securitization, Structured Finance
Suite 725
135 South LaSalle Street
Chicago, Illinois 60674-9135
Attn:  Liquidity-Amsterdam

[INSERT NAME AND ADDRESS OF EACH
  LIQUIDITY PROVIDER]


           Re: Second Amended and Restated Receivables Sale Agreement
                           dated as of August 16, 2004
        (as amended or restated from time to time, the "Sale Agreement")
          among Crompton & Knowles Receivables Corporation, as Seller,
               Crompton Corporation, as Initial Collection Agent,
           ABN AMRO Bank N.V., as Agent, and the Purchasers thereunder

Ladies and Gentlemen:

         The Agent under the above-referenced Sale Agreement hereby notifies each of you that Amsterdam has notified the Agent pursuant to Section 2.2 of the Sale Agreement that it will purchase from the Committed Purchasers on ____________ (the "Purchase Date") that portion of the Committed Purchasers' Investments identified on Schedule I hereto (the "Assigned Interest"). As further provided in Section 2.2 of the Sale Agreement, upon payment by Amsterdam to the Agent of the purchase price of such Investments described on Schedule I hereto, effective as of the Purchase Date the assignment by the Committed Purchasers to Amsterdam of the Assigned Interest shall be complete and all payments thereon under the Sale Agreement shall be made to Amsterdam.

         In accordance with the Sale Agreement, each Committed Purchaser's acceptance of the portion purchase price payable to it described on Schedule I hereto constitutes its representation and warranty that it is the legal and beneficial owner of the portion of the Assigned Interest related to its Purchase Interest identified on Schedule I free and clear of any Adverse Claim created or granted by it and that on the Purchase Date it is not subject to a Bankruptcy Event.


                                       Very truly yours,

                                       ABN AMRO BANK N.V., as Agent


                                       By
                                       Name_____________________________________
                                       Title____________________________________


                                       By
                                       Name_____________________________________
                                       Title____________________________________

                                   SCHEDULE I
                                       TO
                           NOTIFICATION OF ASSIGNMENT


                            Dated ___________, 200__



I.       Amount of Committed Purchaser Investment Assigned: $____________

II.      Information for each Committed Purchaser.

         PURCHASER              PURCHASE INTEREST            PURCHASE PRICE*
         ---------              -----------------            ---------------

         -----------------      -----------------------      ---------------

         -----------------      -----------------------      ---------------

         -----------------      -----------------------      ---------------

         -----------------      -----------------------      ---------------

         -----------------      -----------------------      ---------------

III.       Information for Seller.

           Aggregate amounts of purchase price in excess of amount of Investment assigned: $_______________.



----------
*        calculated in accordance with Section 2.2.

                                   EXHIBIT C-1

                             FORM OF PERIODIC REPORT

                                   EXHIBIT C-2

                              FORM OF WEEKLY REPORT

                                   EXHIBIT C-3

                              FORM OF DAILY REPORT

                                    EXHIBIT D

                  ADDRESSES AND NAMES OF SELLER AND ORIGINATORS

          1. Locations. (a) The chief executive office of the Seller and each Originator are located at the following address:

                  Crompton & Knowles Receivables Corporation
                  Benson Road
                  Middlebury, Connecticut 06749

                  Crompton Corporation
                  Benson Road
                  Middlebury, Connecticut 06749

                  Davis Standard Corporation
                  1 Extrusion Drive
                  Pawcatuck, Connecticut 06379

                  Crompton Sales Company, Inc.
                  Benson Road
                  Middlebury, Connecticut 06749

No such address was different at any time since July 1, 2001

         (b) The following are all the locations where the Seller and each Originator directly or through its agents maintain any Records:

                  Benson Road
                  Middlebury, Connecticut 06749

                  World Headquarters
                  Benson Road
                  Middlebury, Connecticut  06749

          2. Names. The following is a list of all names (including trade names or similar appellations) used by the Seller and each Originator or any of its divisions or other business units:

                  None.

          3. Jurisdiction of Organization and Organizational Identification
Number

                  Crompton & Knowles Receivables Corporation          2971181
                  Delaware Corporation

                  Crompton Corporation                                3046078
                  Delaware Corporation

                  Davis Standard Corporation                          2448527
                  Delaware Corporation

                  Crompton Sales Company, Inc.                        3230776
                  Delaware Corporation

                                    EXHIBIT E


                      SUBSIDIARIES OF CROMPTON CORPORATION
                                 AUGUST 1, 2004

                                                           Percentage of
                                                           Voting
                                                           Securities
                                                           Owned Directly
                                                           or
                                                           Indirectly by           State or
                                                           Crompton               Country of
                                                           Corporation           Organization
9056-0921 Quebec Inc.                                                100.0                   Canada
Assured Insurance Company                                            100.0                  Vermont
Baxenden Chemicals Limited                                            53.5                  England
Baxenden Scandinavia A.S.                                             53.5                  Denmark
Certis Europe B.V.                                                    15.0          The Netherlands
CK Witco Specialties Thailand Limited                                100.0                 Thailand
CNK Chemical Realty Corporation                                      100.0             Pennsylvania
Crompton & Knowles of Canada Limited                                 100.0                   Canada
Crompton & Knowles Receivables Corporation                           100.0                 Delaware
Crompton (Uniroyal Chemical) Registrations Limited                   100.0                  England
Crompton Agribusiness Pty. Limited                                   100.0                Australia
Crompton B.V.                                                        100.0          The Netherlands
Crompton Chemical (Pty) Limited                                      100.0             South Africa
Crompton Chemical S.r.l.                                             100.0                    Italy
Crompton Chemicals B.V.                                              100.0          The Netherlands
Crompton Co./Cie                                                     100.0                   Canada
Crompton Colors Incorporated                                         100.0                 Delaware
Crompton Corporation Limitada                                        100.0                    Chile
Crompton Corporation S.A. de C.V.                                    100.0                   Mexico
Crompton de Colombia Limitada                                        100.0                 Colombia
Crompton Espana S.L.                                                 100.0                    Spain
Crompton Europe B.V.                                                 100.0          The Netherlands
Crompton Europe Financial Services Company                           100.0                 Delaware
Crompton Europe Limited                                              100.0                 Scotland
Crompton European Holdings B.V.                                      100.0          The Netherlands
Crompton Financial Holdings                                          100.0                  Ireland
Crompton GmbH                                                        100.0                  Germany
Crompton Grand Banks Inc.                                            100.0                   Canada
Crompton Holding Corporation                                         100.0                 Delaware
Crompton Holding S.A de C.V.                                         100.0                   Mexico
Crompton Holdings B.V.                                               100.0          The Netherlands
Crompton Holdings GmbH                                               100.0                  Germany
Crompton Inc.                                                        100.0                    Korea
Crompton International Corporation                                   100.0               New Jersey
Crompton International Sales Corporation                             100.0                 Barbados
Crompton Investments S.A.S.                                          100.0                   France
Crompton Limited                                                     100.0                    Japan
Crompton Limitada                                                    100.0                   Brazil
Crompton LLC                                                         100.0                 Delaware
Crompton Monochem, Inc.                                              100.0                Louisiana
Crompton N.V.                                                        100.0                  Belgium
Crompton Netherlands B.V.                                            100.0          The Netherlands
Crompton Overseas B.V.                                               100.0          The Netherlands
Crompton Quimica S.A.C.I                                             100.0                Argentina
Crompton S.A.                                                        100.0              Switzerland
Crompton S.A.S.                                                      100.0                   France
Crompton Sales Company, Inc.                                         100.0                 Delaware
Crompton Services B.V.B.A.                                           100.0                  Belgium
Crompton Servicios S.A. de C.V.                                      100.0                   Mexico

Crompton Specialties Asia Pacific Pte. Limited                       100.0                Singapore
Crompton Specialties GmbH                                            100.0                  Germany
Crompton Specialties Holding Company Limited                         100.0          China-Hong Kong
Crompton Specialties Limited                                         100.0          China-Hong Kong
Crompton Specialties Limited                                         100.0                   Taiwan
Crompton Specialties Limited                                          92.0                 Thailand
Crompton Specialties Nanjing Company Limited                         100.0                China-PRC
Crompton Specialties Pte. Limited                                    100.0                Singapore
Crompton Specialties Pty. Limited                                    100.0                Australia
Crompton Specialties S.A.                                            100.0                  Ecuador
Crompton Specialties Sdn. Bhd.                                       100.0                 Malaysia
Crompton Specialties Shanghai Company Limited                        100.0                China-PRC
Crompton Technology B.V.                                             100.0          The Netherlands
Crompton Vinyl Additives GmbH                                        100.0                  Germany
Crompton, Inc.                                                       100.0              Philippines
Crompton-CNCCC Danyang Chemical Company Limited                       85.0                China-PRC
D-S Brookes Limited                                                  100.0                  England
Davis-Standard (Deutschland) GmbH                                    100.0                  Germany
Davis-Standard Corporation                                           100.0                 Delaware
Davis-Standard France S.A.R.L.                                       100.0                   France
Davis-Standard GmbH                                                  100.0                  Germany
Davis-Standard Limited                                               100.0                  England
Enenco, Incorporated                                                  50.0                 New York
Fasting Jonk N.V.                                                    100.0          The Netherlands
Firma W/K Witco EPA                                                   50.0          The Netherlands
GT Seed International Company                                        100.0                    Texas
GT Seed Treatment, Inc.                                              100.0                Minnesota
Handelsmaatschappij Camphina N.V.                                    100.0          The Netherlands
Unimers India Limited                                                 1.54                    India
Isofoam Limited                                                       53.5                  England
Jonk B.V.                                                            100.0          The Netherlands
Kem Manufacturing Corporation                                        100.0                  Georgia
Lucia Kaarsen Fabriek N.V.                                           100.0          The Netherlands
Monochem, Inc.                                                       100.0                Louisiana
Nanjing Crompton Shuguang Organosilicon Specialties Co., Ltd.         85.0                China-PRC
Naugatuck Treatment Company                                          100.0              Connecticut
Nerap Expeditie B.V.                                                 100.0          The Netherlands
NPC Services, Inc.                                                   12.75                Louisiana
PT Crompton Indonesia                                                100.0                Indonesia
Rubicon LLC                                                           50.0                     Utah
Unicorb Limited                                                      100.0                  England
Uniroyal Chemical Company, Inc.                                      100.0                 Delaware
Uniroyal Chemical Company, Inc.                                      100.0               New Jersey
Uniroyal Chemical Company Limited                                    100.0                  Bahamas
Uniroyal Chemical Company Limited (Delaware)                         100.0                 Delaware
Uniroyal Chemical Export Limited                                     100.0                 Delaware
Uniroyal Chemical Leasing Company, Inc.                              100.0                 Delaware
Uniroyal Chemical Mexico S.A. de C.V.                                100.0                   Mexico
Uniroyal Chemical S.A                                                100.0                    Spain
Uniroyal Chemical S.A.R.L.                                           100.0              Switzerland
Uniroyal Chemical Taiwan Limited                                      80.0                   Taiwan
Weber City Road LLC                                                  100.0                Louisiana
Witco Corporation UK Limited                                         100.0                  England
Witco Europe Investment Partners                                     100.0                 Delaware
Witco Investment Holdings B.V.                                       100.0          The Netherlands
Witco Investments B.V.                                               100.0          The Netherlands
Witco Ireland Investment Company Limited                             100.0                  Ireland
Witco Polymers and Resins B.V.                                       100.0          The Netherlands
Witco Warmtekracht B.V.                                              100.0          The Netherlands

                                    EXHIBIT F


                          LOCK BOXES AND LOCK-BOX BANKS

       BANK               LOCK-BOX NUMBER / ACCOUNT NAME     COLLECTION ACCOUNT

     Citibank                   7247-8429 and 2049                4049-8376
                                                                  4055-5094

    Fleet Bank                         30586                      058-8001

 Mellon Bank, N.A.                    010-642                     005-3575

JPMorgan Chase Bank         Electronic Receipts Account         910-252-8917

                                    EXHIBIT G

            SECOND AMENDED AND RESTATED TO RECEIVABLES SALE AGREEMENT


                             FORM OF LOCK BOX LETTER


[Name of Lock Box Bank]

Ladies and Gentlemen:

         Reference is made to the lock-box numbers _______________ in __________ and the associated the lock-box demand deposit account number ____________ maintained with you (such lock-boxes and associated lock-box demand deposit account, collectively, the "Accounts"), each in the name of [NAME OF ORIGINATOR] ("[___]"). [___] hereby confirms it has sold all Receivables (as defined below) to Crompton & Knowles Receivables Corporation (the "Seller").

         In connection with the Second Amended and Restated Receivables Sale Agreement, dated as of August 16, 2004 (as amended, supplemented or otherwise modified from time to time, the "Receivables Sale Agreement"), among the Seller, Amsterdam Funding Corporation ("Amsterdam"), the financial institutions from time to time party thereto (collectively, the "Liquidity Providers") and ABN AMRO Bank N.V., as agent (the "Agent") for Amsterdam and the Liquidity Providers (collectively, the "Purchasers"), the Seller has assigned to the Agent for the benefit of the Purchasers an undivided percentage interest in the accounts, chattel paper, instruments or general intangibles (collectively, the "Receivables") under which payments are or may hereafter be made to the Accounts, and has granted to the Agent for the benefit of the Purchasers a security interest in its retained interest in such Receivables. As is the customary practice in this type of transaction, we hereby request that you execute this letter agreement. All references herein to "we" and "us" refer to [_____] and the Seller, jointly and severally. Your execution hereof is a condition precedent to our continued maintenance of the Accounts with you.

         We hereby transfer exclusive dominion and control of the Accounts to the Agent, subject only to the condition subsequent that the Agent shall have given you notice that a "Termination Event" has occurred and is continuing under the Receivables Sale Agreement and of its election to assume such dominion and control, which notice shall be in substantially the form attached hereto as Annex A (the "Agent's Notice").

         At all times prior to the receipt of the Agent's Notice described above, all payments to be made by you out of, or in connection with the Accounts, are to be made in accordance with the instructions of the Seller or its agent.

         We hereby irrevocably instruct you, at all times from and after the date of your receipt of the Agent's Notice as described above, to make all payments to be made by you out of, or in connection with, the Accounts directly to the Agent, at its address set forth below its signature hereto or as the Agent otherwise notifies you, or otherwise in accordance with the instructions of the Agent.

         We also hereby notify you that, at all times from and after the date of your receipt of the Agent's Notice as described above, the Agent shall be irrevocably entitled to exercise in our place and stead any and all rights in connection with the Accounts, including, without limitation, (a) the right to specify when payments are to be made out of, or in connection with, the Accounts and (b) the right to require preparation of duplicate monthly bank statements on the Accounts for the Agent's audit purposes and mailing of such statements directly to an address specified by the Agent. At all times from and after the date of your receipt of the Agent's Notice, neither we nor any of our affiliates shall be given any access to the Accounts.

         The Agent's Notice may be personally served or sent by telex, facsimile or U.S. mail, certified return receipt requested, to the address, telex or facsimile number set forth under your signature to this letter agreement (or to such other address, telex or facsimile number as to which you shall notify the Agent in writing). If the Agent's Notice is given by telex or facsimile, it will be deemed to have been received when the Agent's Notice is sent and the answerback is received (in the case of telex) or receipt is confirmed by telephone or other electronic means (in the case of facsimile). All other notices will be deemed to have been received when actually received or, in the case of personal delivery, delivered.

         By executing this letter agreement, you acknowledge the existence of the Agent's right to dominion and control of the Accounts and its ownership of and security interest in the amounts from time to time on deposit therein and agree that from the date hereof the Accounts shall be maintained by you for the benefit of, and amounts from time to time therein held by you as agent for, the Agent on the terms provided herein. The Accounts are to be entitled "Crompton & Knowles Receivables Corporation and ABN AMRO Bank N.V., as Agent for the Purchasers" with the subline ["NAME OF ORIGINATOR"]. Except as otherwise provided in this letter agreement, payments to the Accounts are to be processed in accordance with the standard procedures currently in effect. All service charges and fees in connection with the Accounts shall continue to be payable by us under the arrangements currently in effect.

         By executing this letter agreement, you (a) irrevocably waive and agree not to assert, claim or endeavor to exercise, (b) irrevocably bar and estop yourself from asserting, claiming or exercising and (c) acknowledge that you have not heretofore received a notice, writ, order or other form of legal process from any other party asserting, claiming or exercising, any right of set-off, banker's lien or other purported form of claim with respect to the accounts or any funds from time to time therein. Except for your right to payment of your service charge and fees and to make deductions for returned items, you shall have no rights in the Accounts or funds therein, except deductions for service charges, fees and returned or misplaced items. To the extent you may ever have any additional rights, you hereby expressly subordinate all such rights to all rights of the Agent.

         You may terminate this letter agreement by cancelling the Accounts maintained with you, which cancellation and termination shall become effective only upon thirty (30) days prior written notice thereof from you to the Agent in the absence of fraud or abuse. Incoming mail addressed to the Accounts (including, without limitation, any direct funds transfer to the Accounts) received after such cancellation shall be forwarded in accordance with the Agent's instructions. This letter agreement may also be terminated upon written notice to you by the Agent stating that the Receivables Sale Agreement is no longer in effect. Except as otherwise provided in this paragraph, this letter agreement may not be terminated without the prior written consent of the Agent.

         This letter agreement contains the entire agreement between the parties with respect to the subject matter hereof, and may not be altered, modified or amended in any respect, nor may any right, power or privilege of any party hereunder be waived or released or discharged, except upon execution by you, us and the Agent of a written instrument so providing. The terms and conditions of any agreement between us and you (a "Lock-Box Service Agreement") (whether now existing or executed hereafter) with respect to the lock-box arrangements, to the extent not inconsistent with this letter agreement, will remain in effect between you and us. In the event that any provision in this letter agreement is in conflict with, or inconsistent with, any provision of any such Lock-Box Service Agreement, this letter agreement will exclusively govern and control. Each party agrees to take all actions reasonably requested by any other party to carry out the purposes of this letter agreement or to preserve and protect the rights of each party hereunder.

         [___] agrees to indemnify, defend and hold harmless you and your affiliates, directors, officers, employees, agents, successors and assigns (each, an "Indemnitee") from and against any and all liabilities, losses, claims, damages, demands, costs and expenses of every kind (including but not limited to costs incurred as a result of items being deposited in the Account and being unpaid for any reason, reasonable attorney's fees and the reasonable charges of your in-house counsel) incurred or sustained by any Indemnitee arising out of your performance of the services contemplated by this Lock-Box Letter, except to the extent such liabilities, losses, claims, damages, demands, costs and expenses are the direct result of your gross negligence or willful misconduct. The provisions of this paragraph shall survive the termination of this Lock-Box Letter.

         In the event [___] becomes subject to a voluntary or involuntary proceeding under the United States Bankruptcy Code, or if you are otherwise served with legal process which you in good faith believe affects funds in the Account you may suspend disbursements from the Account otherwise required by the terms hereof until such time as you receive an appropriate court order or other assurances satisfactory to you establishing that the funds may continue to be disbursed according to the instructions contained in this Lock-Box Letter.

         THIS LETTER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. This letter agreement may be executed in any number of counterparts and all of such counterparts taken together will be deemed to constitute one and the same instrument.

         Please indicate your agreement to the terms of this letter agreement by signing in the space provided below. This letter agreement will become effective immediately upon execution of a counterpart of this letter agreement by all parties hereto.

                                       Very truly yours,

                                       [NAME OF ORIGINATOR]



                                       By:______________________________________
                                       Title:___________________________________



                                       CROMPTON & KNOWLES RECEIVABLES
                                         CORPORATION



                                       By:______________________________________
                                       Title:___________________________________

Accepted and confirmed as of the date first written above:

By:  ABN AMRO BANK N.V., as Agent


By:_____________________________
Title:__________________________


By:_____________________________
Title:__________________________


Address of notice:

         ABN AMRO Bank N.V.
         Structured Finance, Asset Securitization
         135 South LaSalle Street
         Chicago, Illinois 60603
         Attention:  Purchaser Agent-Amsterdam
         Telephone Number:  (312) 904-6263
         Telecopy Number:  (312) 904-4350


Acknowledged and agreed to as of the date first written above:

[NAME OF BANK]


By:___________________________
Title:________________________

Address for notice:

         _______________________________
         _______________________________
         _______________________________

                                                                      ANNEX A TO
                                                                 LOCK-BOX LETTER

[Name of Bank]


         Re:       Crompton & Knowles Receivables Corporation
                         Lock Box Numbers ______________
                      Lock-Box Account Number ____________

Ladies and Gentlemen:

         Reference is made to the letter agreement dated _________________ (the "Letter Agreement") among [NAME OF ORIGINATOR], Crompton & Knowles Receivables Corporation, the undersigned, as Agent, and you concerning the above-described lock-boxes and lock-box account (collectively, the "Accounts"). We hereby give you notice that a "Termination Event" has occurred and is continuing under the Receivables Sale Agreement (as defined in the Letter Agreement) and of our assumption of dominion and control of the Accounts as provided in the Letter Agreement.

         We hereby instruct you not to permit any other party to have access to the Accounts and to make all payments to be made by you out of or in connection with the Accounts directly to the undersigned upon our instructions, at our address set forth above.

                                       Very truly yours,

                                       ABN AMRO BANK N.V.



                                       By:_____________________________________
                                          Title:_______________________________



                                       By:_____________________________________
                                          Title:_______________________________

cc:      Crompton & Knowles Receivables Corporation

                                    EXHIBIT H
                                       TO
             SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT


                             COMPLIANCE CERTIFICATE

To:      ABN AMRO Bank N.V., as Agent, and
         each Purchaser

         This Compliance Certificate is furnished pursuant to Section 5.1(a)(iii) of the Second Amended and Restated Receivables Sale Agreement, dated as of August 16, 2004 (as amended, supplemented or otherwise modified through the date hereof, the "Sale Agreement"), among Crompton & Knowles Receivables Corporation (the "Seller"), CROMPTON CORPORATION (the "Initial Collection Agent"), the liquidity providers from time to time party thereto (collectively, the "Liquidity Providers"), Amsterdam Funding Corporation ("Amsterdam" and together with the Liquidity Providers, the "Purchasers"), and ABN AMRO Bank N.V. as agent for the Purchasers (in such capacity, the "Agent"). Terms used in this Compliance Certificate and not otherwise defined herein shall have the respective meanings ascribed thereto in the Sale Agreement.

         THE UNDERSIGNED HEREBY REPRESENTS, WARRANTS, CERTIFIES AND CONFIRMS
THAT:

                    1. The undersigned is a duly elected Designated Financial Officer of the undersigned.

                    2. Attached hereto is a copy of the financial statements described in Section 5.1(a)(i) or 5.1(a)(ii) of the Sale Agreement.

                    3. The undersigned has reviewed the terms of the Transaction Documents and has made, or caused to be made under his/her supervision, a detailed review of the transactions and the conditions of the Seller and each Originator during and at the end of the accounting period covered by the attached financial statements.

                    4. The examinations described in paragraph 3 hereof did not disclose, and the undersigned has no knowledge of, the existence of any condition or event which constitutes a Potential Termination Event, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below.

                    5. Based on the examinations described in paragraph 3 hereof, the undersigned confirms that the representations and warranties contained in Article IV of the Sale Agreement are true and correct as though made on the date hereof, except as set forth below.

         Described below are the exceptions, if any, to paragraphs 4 and 5 listing, in detail, the nature of the condition or event, the period during which it has existed and the action the undersigned has taken, is taking or proposes to take with respect to each such condition or event:







         The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this ____ day of ___________, 200__.

                                       [NAME OF SELLER OR ORIGINATOR]



                                       By: _________________________________
                                       Designated Financial Officer

                                    EXHIBIT I

                          CREDIT AND COLLECTION POLICY